EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

DATED AS OF JULY 1, 2005

AMONG

RXCROSSROADS, L.L.C.,

RXINNOVATIONS, LLC,

MAKING DISTRIBUTION INTELLIGENT, L.L.C.,

LOUISVILLE PUBLIC WAREHOUSE COMPANY

AND

OMNICARE, INC.

ASSET PURCHASE AGREEMENT

This is an ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of July 1, 2005, by and among RxCrossroads, L.L.C., a Kentucky limited liability company (“RxCrossroads”), RxInnovations, LLC, a Kentucky limited liability company and a wholly-owned subsidiary of RxCrossroads (“RxInnovations”), Making Distribution Intelligent, L.L.C., a Kentucky limited liability company (“MDI” and, together with RxCrossroads and RxInnovations, the “Sellers”), Louisville Public Warehouse Company, a Kentucky corporation and the holder of 100% of the membership interests of each of RxCrossroads and MDI (“Holder”), and Omnicare, Inc., a Delaware corporation (“Buyer”).

Recitals

A. WHEREAS, RxCrossroads and RxInnovations are out-sourced commercialization firms offering services ranging from pre-launch tactical consulting to implementation and management of complex reimbursement programs (the “RxCrossroads/RxInnovations Business”);

B. WHEREAS, MDI is a third party logistics services provider, offering outsourced order entry, warehousing, shipping and financial services principally to manufacturers in the pharmaceutical/biotech, medical device and plasma industries (together with the RxCrossroads/RxInnovations Business, the “Business”);

C. WHEREAS, Holder is an S corporation and each of the Sellers is a disregarded entity for federal income tax purposes; and

D. WHEREAS, the Sellers desire to sell to Buyer (or, if applicable, Buyer Designee), and Buyer (or, if applicable, Buyer Designee) desires to purchase, on the terms and subject to the conditions set forth in this Agreement, certain of the rights, properties and assets relating to the Business, and the Sellers desire to assign to Buyer (or, if applicable, Buyer Designee), and Buyer (or, if applicable, Buyer Designee) desires to assume, certain of the liabilities relating to the Business.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.1. Definitions. For purposes of this Agreement and any attachments, including the Disclosure Schedule, the terms defined in this Agreement when capitalized and used in this Agreement or any attachments shall have the respective meanings specified in this Agreement. In addition, the following terms when capitalized and used in this Agreement or any attachments shall have the meanings set forth below:

“18 Month Anniversary” shall have the meaning set forth in Section 3.2(b)(ii).

“Accounts Receivable” shall mean: (a) all trade accounts receivable and other rights to payment from customers of the Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Business; (b) all other accounts or notes receivable of the Business and the full benefit of all security for such accounts or notes; and (c) any claim, remedy or other right related to any of the foregoing.

“Acquired Assets” shall mean all assets, properties and rights owned, used or held for use in or necessary for the Business as of the Closing, including all of the Sellers’ rights, title and interests in and to the following assets:

(a)	All Accounts Receivable;

(b)	All Restricted Cash;

(c)	All prepaid and similar items of the Business, including all prepaid expenses, advance payments, security deposits, employee travel and expense advances and other prepaid items, all to the extent assignable to Buyer (which items, if not assignable, will be deemed to be Excluded Assets);

(d)	All leasehold interests of the Business and owned leasehold improvements pertaining to the Leased Real Estate;

(e)	All owned personal property of the Business or personal property used or held for use in connection with the Business, including all machinery and equipment, tools and dies, computer equipment, materials, furniture, office equipment, cars, trucks and other vehicles;

(f)	All supplier lists of the Business;

(g)	All customer lists of the Business;

(h)	All Contracts relating to the Business, including all leases of personal property (whether or not capitalized), licenses, conditional sale or title retention agreements and guarantees;

(i)	All intangibles and related rights, including Proprietary Rights;

(j)	All permits, franchises, licenses, bonds, approvals, qualifications and the like of the Business issued by any government or governmental unit,

agency, board, body or instrumentality, whether federal, state or local and all applications therefor pertaining to the Business, all to the extent assignable;

(k)	All sales literature, promotional literature and similar materials relating exclusively to the Business;

(l)	Any Kentucky Jobs Development Act Program credits;

(m)	Copies of all business books and records of the Business, including copies of all financial, operating, personnel, payroll and customer records, correspondence and files; provided however, that if any such books or records are subject to any legal privilege, the Parties agree to cooperate to protect such privilege to the extent practicable; and further provided that, if any of the foregoing items have been used by the Sellers in a manner unrelated to the Business, the Sellers shall retain a joint ownership interest in such items and shall be entitled to possess and use such items in a manner consistent with the Sellers’ past use;

(n)	All rights under Contracts relating to the Business including non-competition, confidentiality or non-solicitation obligations enforceable against a third party; and

(o)	All assets reflected on the Interim Balance Sheet and all assets used to generate revenue and income reflected on the Income Statement, which Interim Balance Sheet and Income Statement are set forth on Schedule 1.1(o), other than, in each case, assets disposed of after the date of such Interim Balance Sheet and Income Statement and on or prior to the Closing in the ordinary course of business consistent with past practice, but excluding therefrom the Excluded Assets.

“Active Employee” shall have the meaning set forth in Section 16.1(a).

“Actual Net Working Capital” shall have the meaning set forth in Section 3.3(a).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, whether such control is through voting securities, contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Allocation Schedule” shall have the meaning set forth in Section 3.5.

“Alternative Proposal” shall have the meaning set forth in Section 6.15(b).

“Ancillary Agreements” shall have the meaning set forth in Section 4.2.

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 11.1.

“Assumed Contracts” shall mean the Contracts included in the Acquired Assets.

“Assumed Liabilities” shall have the meaning set forth in Section 2.2.

“Bill of Sale” shall have the meaning set forth in Section 11.4.

“Business” shall have the meaning set forth in the Recitals.

“Business Benefit Plans” shall have the meaning set forth in Section 4.19(a).

“Business Days” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Kentucky are authorized or required by Law to close.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer Designee” shall have the meaning set forth in Section 2.1.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 15.1.

“Buyer Indemnity Basket Exclusions” shall have the meaning set forth in Section 15.6(a).

“Buyer’s Welfare Plans” shall have the meaning set forth in Section 16.1(c).

“Buyer Termination Fee” shall have the meaning set forth in Section 14.4(a).

“Cash” shall mean all cash and cash equivalent items held for the Business as of the Closing, including checks or drafts received by the Business for which the Sellers have not received funds on or prior to the Closing Date, certificates of deposit, time deposits, marketable securities and other liquid investments.

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Closing Date Cash Payment” shall have the meaning set forth in Section 3.2(b)(i).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.11.

“Consent” shall mean any consent, approval or authorization of, notice to, or designation, registration, declaration or filing with, any Person.

“Contract” shall mean any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, plan, authorization, purchase order, sales order, document or other instrument, arrangement or other commitment, obligation or understanding, written or oral, to which a Person is a party or by which a Person or its assets or properties are bound.

“Contract Requiring Consent” shall have the meaning set forth in Section 4.15.

“Direct Claim Notice” shall have the meaning set forth in Section 15.4.

“Disclosure Schedule” shall mean the schedules delivered by the Sellers to Buyer as of the date of this Agreement that set forth the exceptions to the representations and warranties contained in Article IV and certain other information called for by this Agreement.

“Domain Name Assignment Agreement” shall have the meaning set forth in Section 11.8.

“Downward Purchase Price Adjustment” shall have the meaning set forth in Section 3.3(a).

“Effective Time” shall have the meaning set forth in Section 3.1.

“Election Period” shall have the meaning set forth in Section 15.3(b).

“Employee Benefit Plan” shall have the meaning set forth in Section 4.19(a).

“Environmental Law” shall have the meaning set forth in Section 4.9(f)(i).

“ERISA” shall have the meaning set forth in Section 4.19(a).

“Escrow Agent” shall mean LaSalle Bank National Association.

“Escrow Payment” shall have the meaning set forth in Section 3.2(b)(ii).

“Excluded Assets” shall mean the following rights, properties and assets of the Business or the Sellers as the same shall exist as of the Closing:

(a)	All Cash, other than Restricted Cash;

(b)	All rights, properties and assets of the Sellers used by the Business which shall have been transferred or disposed of by the Sellers prior to the Closing in transactions conducted in the ordinary course of business, consistent with past practice and not in breach of this Agreement;

(c)	All intercompany or intracompany accounts or other receivables;

(d)	All current and deferred federal, state and local income Tax assets, credits and refunds (including interest) arising out of the conduct of the Business or attributable to periods prior to the Closing, other than any Kentucky Jobs Development Act Program credits;

(e)	All rights of recovery relating to the Excluded Liabilities and Excluded Assets and all other claims and litigation against third parties, including claims for refunds and insurance claims, to the extent that such claims are not related to the Acquired Assets or the Assumed Liabilities;

(f)	All amounts prepaid on any insurance policy and any rights to recoveries under any insurance policy maintained by the Sellers on behalf of the Business prior to the Closing;

(g)	All books of account, checkbooks, cancelled checks, bills and vouchers in support thereof, bank accounts and any other deposit accounts wherever located;

(h)	All assets related to the selling, general and administrative functions of the Business afforded to the Business by the Sellers or any of their respective Affiliates, including any site license for the corporate financial reporting system or other information systems or any license held by the Sellers or any of their respective Affiliates with respect to the Business which is not used in or held for use in, necessary for or otherwise relating to, the Business; and

(i)	All assets, whether or not used in the conduct of the Business, listed on Schedule 1.1(j).

“Excluded Liabilities” shall have the meaning set forth in Section 2.3.

“Facilities” shall mean collectively the facilities located at (i) 240 Shorland Drive, Walton, Kentucky, (ii) 4500 Progress Boulevard, Louisville, Kentucky, and (iii) 10350 Ormsby Park Place (Suite 1500 and Lower Level), Louisville, Kentucky, and improvements thereon which comprise the Leased Real Estate.

“Final Closing Date Statement” shall have the meaning set forth in Section 3.3(a).

“Final Closing Date Statement Target Date” shall have the meaning set forth in Section 3.3(a).

“Financial Statements” shall have the meaning set forth in Section 4.5.

“FIRPTA Certificate” shall have the meaning set forth in Section 11.6.

“GAAP” shall mean United States generally accepted accounting principles applied in a manner consistent with past practice of the Sellers and Holder as applied to the Business.

“Governmental Approval” shall mean the required filings, notice to, Consent of, any Governmental Authority other than any actions, Consents or filings otherwise expressly referred to in this Agreement.

“Governmental Authority” shall mean any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, instrumentality, agency or commission or any court, tribunal, judicial or arbitral body.

“Hazardous Substance” shall have the meaning set forth in Section 4.9(f)(ii).

“Holder” shall have the meaning set forth in the preamble.

“HSR Act” shall have the meaning set forth in Section 6.7.

“Income Statement” shall mean the income statement as of May 31, 2005 relating to the Business.

“Indemnification Escrow Agreement” shall have the meaning set forth in Section 3.2(b)(ii).

“Indemnified Party” shall have the meaning set forth in Section 15.3(a).

“Indemnifying Party” shall have the meaning set forth in Section 15.3(a).

“Indemnity Basket” shall have the meaning set forth in Section 15.6(a).

“Indemnity Cap” shall have the meaning set forth in Section 15.6(b).

“Indemnity Claim” shall have the meaning set forth in Section 15.3(a).

“Indemnity Environmental Claim” shall mean any Indemnity Claim relating to the representations and warranties contained in Section 4.9 (Environmental Matters).

“Indemnity No Solicitation Claim” shall mean any Indemnity Claim relating to the covenants contained in Section 6.16 (No Solicitation of Employees).

“Indemnity Non-Competition Claim” shall mean any Indemnity Claim relating to the covenants contained in Section 6.17 (Non-Competition).

“Indemnity Tax Claim” shall mean any Indemnity Claim relating to the representations and warranties contained in Section 4.13 (Taxes) or relating to Excluded Liabilities that are liabilities for Taxes.

“Interim Balance Sheet” shall have the meaning set forth in Section 4.5.

“James S. Karp Agreement” shall have the meaning set forth in Section 10.5.

“Knowledge” or “awareness” or words of similar import shall mean the knowledge, after reasonable inquiry, of the management of Buyer, the Sellers or Holder, as the case may be, consisting, with respect to the Sellers and Holder, of the individuals identified on Schedule 1.1(k).

“Laws” shall mean all federal, state, local or foreign laws, orders, writs, injunctions, decrees, ordinances, awards, stipulations, statutes, judicial or administrative doctrines, rules or regulations enacted, promulgated, issued or entered by a Governmental Authority.

“Lease Amendment” shall have the meaning set forth in Section 6.21(a).

“Leased Real Estate” shall have the meaning set forth in Section 4.7.

“Liens” shall mean all title defects or objections, mortgages, liens, claims, charges, pledges or other encumbrances of any nature whatsoever, including licenses, leases, chattel or other mortgages, collateral security arrangements, pledges, title imperfections, defect or objection liens, security interests, conditional and installment sales agreements, easements, encroachments or restrictions, of any kind and other title or interest retention arrangements, reservations or limitations of any nature.

“Long-Term Executive Incentive Obligations” shall mean any long-term executive incentive compensation obligations of the Sellers to Nitin Sahney, David Hileman, Cheryl Pryor and Cynthia Padgett, which obligations constitute all such obligations of the Sellers.

“Loss” shall have the meaning set forth in Section 15.1.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Acquired Assets or the Assumed Liabilities or the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Business (excluding matters which are not specific to the Acquired Assets, Assumed Liabilities or the Business, but rather events and conditions affecting the industry generally within which the Business operates or the economy generally; provided, that such event or condition does not have a disproportionate effect on the Business) or (b) the timely consummation of the transactions contemplated by this Agreement.

“Material Contracts” shall have the meaning set forth in Section 4.15.

“Net Working Capital” shall mean the difference between (i) the current assets of the Business as of and including the Closing Date and (ii) the current liabilities of the Business as of and including the Closing Date. Net Working Capital shall not include any Excluded Liabilities or Excluded Assets.

“Nitin Sahney Agreement” shall have the meaning set forth in Section 8.6.

“Organizational Documents” shall mean the certificate of incorporation, by-laws or other similar governing documents of a Person.

“Owned Rights” shall have the meaning set forth in Section 4.22(a)(vi).

“Parties” shall mean collectively the Sellers, Holder and Buyer.

“Permits” shall have the meaning set forth in Section 4.21.

“Permitted Liens” shall have the meaning set forth in Section 4.10.

“Person” shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether federal, foreign, state, county, city or otherwise, including any instrumentality, division, agency or department thereof).

“Preliminary Closing Date Statement” shall have the meaning set forth in Section 3.3(a).

“Promptly” shall mean within two (2) Business Days.

“Proprietary Rights” shall have the meaning set forth in Section 4.22(a)(i).

“Purchase Price” shall have the meaning set forth in Section 3.2(b).

“Release” shall have the meaning set forth in Section 4.9(f)(iii).

“Restricted Cash” shall mean all cash collected on customer owned accounts receivable or otherwise held for the benefit of customers.

“RxCrossroads/RxInnovations Business” shall have the meaning set forth in the Recitals.

“Sellers” shall have the meaning set forth in the preamble.

“Sellers Indemnified Parties” shall have the meaning set forth in Section 15.2.

“Sellers Indemnity Basket Exclusions” shall have the meaning set forth in Section 15.6(a).

“Sellers Rights” shall have the meaning set forth in Section 4.22(a)(i).

“Sellers Names” shall have the meaning set forth in Section 6.20.

“Seller Termination Fee” shall have the meaning set forth in Section 14.4(b).

“Subject Names” shall have the meaning set forth in Section 6.20.

“Sublease” shall have the meaning set forth in Section 6.21(b).

“Sublease Amendment” shall have the meaning set forth in Section 6.21(b).

“Subsidiary” shall mean any company or entity of which at least 50% of the capital stock or other equity interests having voting power under ordinary circumstances shall at the time be held, directly or indirectly, by such Person.

“Tax” shall have the meaning set forth in Section 4.13(j)(i).

“Taxes” shall have the meaning set forth in Section 4.13(j)(i).

“Tax Return” shall have the meaning set forth in Section 4.13(j)(ii).

“Taxing Authority” shall mean any national, provincial, state or local government, or any subdivision, agency, commission or authority thereof exercising tax regulatory, enforcement, collection or other authority.

“Termination Fee” shall have the meaning set forth in Section 14.4(b).

“Third Party” shall have the meaning set forth in Section 15.3(a).

“Third Party Claim” shall have the meaning set forth in Section 15.3(a).

“Third Party Claim Notice” shall have the meaning set forth in Section 15.3(a).

“Trade Secrets” shall have the meaning set forth in Section 4.22(a)(i).

“Trademark Assignment Agreement” shall have the meaning set forth in Section 11.9.

“Trademarks” shall have the meaning set forth in Section 6.20.

“Transaction Documents” shall collectively refer to this Agreement and the Ancillary Agreements as amended, modified or supplemented from time to time in accordance with the terms thereof and all other instruments, certificates and agreements executed by any Party in connection with transactions contemplated by such agreements, including the Disclosure Schedule; provided that, “Transaction Documents” shall not include other documents, projections or information delivered by or on behalf of the Sellers or Holder to Buyer or Buyer’s agents or representatives during the due diligence process or otherwise in connection with the transactions contemplated by this Agreement.

“Transferred Employee” shall have the meaning set forth in Section 6.16.

“Upward Purchase Price Adjustment” shall have the meaning set forth in Section 3.3(a).

“Year End Balance Sheet” shall have the meaning set forth in Section 4.5.

1.2. Interpretations. When reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Whenever the words “hereof”, “herein”, “hereunder” and words of similar import are used in this Agreement, they refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement and the other Transaction Documents shall have the defined meanings given therein when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement or instrument referred to in this Agreement or any other Transaction Document means such agreement or instrument as from time to time amended, modified or supplemented. All references to statutes in this Agreement or any other Transaction Document shall be deemed to include the applicable regulations promulgated under such statutes as of the date of this Agreement. All dollar amounts referred to in the Transaction Documents are in United States Dollars.

ARTICLE II.

PURCHASE AND SALE

2.1. Purchase and Sale of Acquired Assets. At the Closing, and on the terms and subject to the conditions of this Agreement, the Sellers shall, and Holder shall cause the Sellers to, sell, convey, transfer, assign and deliver to Buyer (or one or more direct or indirect subsidiaries of Buyer as Buyer may designate (the “Buyer Designee”)), and Buyer shall (or, if applicable, shall cause Buyer Designee to) purchase and acquire from the Sellers, good and valid title to (or, to the extent applicable, leasehold interest or license in and to, on the same terms as the Sellers), and all the Sellers’ rights and interests in and to, the Acquired Assets, free and clear of all Liens (other than Permitted Liens).

2.2. Assumed Liabilities. At the Closing, Buyer will not assume or agree to undertake to pay, satisfy, discharge or perform in respect of, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform in respect of, any liability, obligation, indebtedness or Taxes of the Sellers or of any other Person or in any way relating to the Business (whether primary or secondary, direct or indirect, known or unknown, absolute or contingent, matured or unmatured, or otherwise) other than the following obligations and liabilities of the Sellers:

(a) the obligations and liabilities arising after the Closing Date pursuant to the terms of the Assumed Contracts, to the extent, and only to the extent, that such Assumed Contracts are actually assigned to Buyer (or with respect to which Buyer obtains the benefits pursuant to Section 6.12 hereof) and such obligations and liabilities that relate to the period from and after the Closing and (b) the liabilities as of the Closing Date set forth on Schedule 2.2 (clauses (a) and (b) together, the “Assumed Liabilities”).

2.3. Excluded Liabilities. Except as otherwise expressly set forth in Section 2.2 and Section 3.7 of this Agreement, Buyer does not assume or agree or undertake to pay, satisfy, discharge or perform in respect of, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform in respect of, any liability, obligation, indebtedness or Taxes of the Sellers or of any other Person or in any way relating to the Business (whether primary or secondary, direct or indirect, known or unknown, absolute or contingent, matured or unmatured, or otherwise) other than the Assumed Liabilities (such liabilities and obligations retained by the Sellers, including all liabilities and obligations with respect to the Excluded Assets, being referred to herein as the “Excluded Liabilities”). It is specifically agreed that the Sellers shall remain liable for all of the Excluded Liabilities.

ARTICLE III.

CLOSING, PURCHASE PRICE AND ADJUSTMENTS

3.1. Closing. Subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Frost Brown Todd LLC, at 10:00 a.m., local time, on the first Business Day following the date on which the last of the conditions set forth in Articles VII, VIII, IX and X shall be waived or fulfilled in accordance herewith (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Parties may agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The effective time of the Closing shall be 12:01 a.m., local time, on the Closing Date (the “Effective Time”).

3.2. Purchase Price; Payment. In consideration of the conveyance to Buyer of all right, title and interest in and to the Acquired Assets and the other rights granted to Buyer hereunder, and subject to the terms and conditions hereof, Buyer shall (or, if applicable, shall cause Buyer Designee to):

(a) at the Closing, assume the Assumed Liabilities; and

(b) pay an aggregate amount of $235,000,000 (the “Purchase Price”), adjusted in accordance with the terms of this Article III and Section 15.12 hereof, which shall be delivered as follows:

(i) at the Closing, Buyer shall (or, if applicable, shall cause Buyer Designee to) pay to the Sellers in cash an aggregate of $215,000,000 in immediately available funds (the “Closing Date Cash Payment”); and

(ii) subject to the terms of Section 3.3 hereof, Buyer shall (or, if applicable, shall cause Buyer Designee to) pay to the Sellers, within two (2) Business Days of the eighteen (18) month anniversary of the Closing Date (the “18 Month Anniversary”) (or such later date as set forth in Section 3.3 hereof), an aggregate amount of $20,000,000 in cash, or such lesser or greater amount as determined in accordance with Section 3.3(b) and Section 15.12 hereof, in immediately available funds (the “Escrow Payment”), such sum to be paid on the Sellers’ behalf on the Closing Date to the Escrow Agent to be held and released in accordance with the Indemnification Escrow Agreement in substantially the form attached hereto as Exhibit A (the “Indemnification Escrow Agreement”).

3.3. Post-Closing Purchase Price Adjustment.

(a) The Parties agree that, on the Closing Date, the Net Working Capital should be no less than $4,000,000 and no greater than $5,000,000. In the event the actual Net Working Capital as of the Closing Date (the “Actual Net Working Capital”) is less than $4,000,000, the Purchase Price shall be adjusted downward, dollar-for-dollar, by the extent to which $4,000,000 exceeds the Actual Net Working Capital (the “Downward Purchase Price Adjustment”). In the event the Actual Net Working Capital is greater than $5,000,000, the Purchase Price shall be adjusted upward, dollar-for-dollar, by the extent to which the Actual Net Working Capital exceeds $5,000,000 (the “Upward Purchase Price Adjustment”). Buyer, in conjunction with its independent accountants (and in concurrence with the Sellers’ independent accountants), shall prepare and present to the Sellers a balance sheet setting forth the Actual Net Working Capital, which shall be determined and computed in accordance with GAAP (the “Preliminary Closing Date Statement”) promptly, but not more than sixty (60) calendar days after the Closing Date. The Sellers, together with their representatives and accountants, shall have the right to review the workpapers of Buyer and Buyer’s accountants utilized in preparing the Preliminary Closing Date Statement for purposes of verifying the accuracy and fairness of the presentation of the Preliminary Closing Date Statement. The Sellers shall notify Buyer of any dispute with the Preliminary Closing Date Statement promptly, but not more than thirty (30) calendar days after its receipt by the Sellers (such date to be referred to as the “Final Closing Date Statement Target Date”). The Preliminary Closing Date Statement, together with any adjustments or corrections agreed upon by Buyer and the Sellers or determined by an independent accounting firm as described below, as applicable, shall set forth the Actual Net Working Capital and shall be referred to herein as the “Final Closing Date Statement.” All items on the Final Closing Date Statement shall be determined and computed in accordance with this Section 3.3(a) and GAAP, and shall be audited or reviewed by an independent accounting firm at Buyer’s expense. If the Parties cannot agree on any adjustments or corrections to the Preliminary Closing Date Statement within thirty (30) calendar days after the delivery of the Preliminary Closing Date Statement to the Sellers by Buyer, the Parties shall submit the dispute to a mutually acceptable “Big 4” accounting firm having no material relationship to Buyer or the Sellers and their respective Affiliates and having offices in locations suitable to conduct such review. The determination by such independent accounting firm shall be final, binding and conclusive on the Parties and judgment may be entered thereon in a court of competent jurisdiction. Buyer and the Sellers shall make their respective submissions to the independent accounting firm within five (5) Business Days after selecting such independent accounting firm pursuant to this Section 3.3(a). Buyer and the Sellers shall use reasonable efforts to cause the independent accounting firm to make their determination within thirty (30) calendar days after accepting their selection. The fees and expenses of the independent accounting firm shall be borne by the non-prevailing Party.

(b) In satisfaction of the Downward Purchase Price Adjustment, if any, pursuant to Section 3.3(a) hereof, at the option of Buyer, (i) Sellers shall, within two (2) Business Days of the final agreement as to the Final Closing Date Statement, pay to Buyer the amount of such Downward Purchase Price Adjustment, or (ii) the Escrow Agent shall release to Buyer the amount of such Downward Purchase Price Adjustment in accordance with the terms of the Indemnification Escrow Agreement; provided, that if the Final Closing Date Statement cannot be agreed to on or before the Final Closing Date Statement Target Date, then the undisputed portion of such Downward Purchase Price Adjustment shall be paid to Buyer within two (2) Business Days of the Final Closing Date Statement Target Date and the disputed portion shall be paid within two (2) Business Days after such disagreement is finally resolved pursuant to the terms of Section 3.3(a) hereof. If the amount of the Downward Purchase Price Adjustment exceeds the amount otherwise payable to the Sellers pursuant to Section 3.2(b)(ii) hereto, (i) the Sellers shall, within two (2) Business Days, pay to Buyer such amount in excess of the Escrow Payment and (ii) the Escrow Agent shall release to Buyer the entire amount of the Escrow Payment in accordance with the terms of the Indemnification Escrow Agreement; provided, that if there is a disagreement with respect to the Final Closing Date Statement, such amounts shall be paid to Buyer within two (2) Business Days after such disagreement is finally resolved pursuant to the terms of Section 3.3(a) hereto. In satisfaction of the Upward Purchase Price Adjustment, if any, pursuant to Section 3.3(a) hereof and subject to the terms of this Article III and Section 15.12 hereof, Buyer shall (or, if applicable, shall cause Buyer Designee to), within two (2) Business Days of the final agreement as to the Final Closing Date Statement, pay to the Sellers the amount of such Upward Purchase Price Adjustment; provided, that if the Final Closing Date Statement cannot be agreed to on or before the Final Closing Date Statement Target Date then the undisputed portion of such Upward Purchase Price Adjustment shall be paid to Seller within two (2) Business Days of the Final Closing Date Statement Target Date and the disputed portion shall be paid within two (2) Business Days after such disagreement is finally resolved pursuant to the terms of Section 3.3(a) hereof. For greater certainty, the Indemnification Escrow Agreement shall set forth the manner in which the Escrow Payment is to be released to the Sellers and/or Buyer together with any interest accrued thereon.

3.4. [Reserved.]

3.5. Tax Allocation. All amounts constituting consideration within the meaning of, and for the purposes of, Section 1060 of the Code and the regulations thereunder shall be allocated among the Acquired Assets and any other assets or rights acquired by Buyer hereunder in the manner required by Section 1060 of the Code and the regulations thereunder and all applicable Laws. No later than ninety (90) calendar days after Buyer and the Sellers reach final agreement on the Final Closing Date Statement, Buyer shall provide Holder with a proposed schedule (the “Allocation Schedule”) allocating all such amounts as provided herein. The Allocation Schedule shall become final and binding on the Parties fifteen (15) calendar days after Buyer provides such schedule to Holder, unless Holder objects in writing to Buyer, specifying the basis for its objection and preparing an alternative allocation. If Holder does object, Buyer and Holder shall in good faith attempt to resolve the dispute within fifteen (15) calendar days of receipt by Buyer of written notice of Holder’s objection. Any such resolution shall be final and binding on the Parties. Any unresolved disputes shall be promptly submitted to an independent accounting firm selected in the manner described in Section 3.3(a) for determination, which determination shall be final and binding on the Parties. Buyer and Holder will each pay one-half of the fees and expenses of the independent accounting firm. The Parties shall cooperate with each other and the independent accounting firm in connection with the matters contemplated by this Section 3.5, including by furnishing such information and access to books, records (including accountants work papers), personnel and properties as may be reasonably requested. Each of the Parties agrees to (a) prepare and timely file all Tax Returns, including IRS Form 8594 (and all supplements thereto) in a manner consistent with the Allocation Schedule as finalized and (b) act in accordance with the Allocation Schedule for all tax purposes. The Parties will revise the Allocation Schedule to the extent necessary to reflect any subsequent adjustments to the Purchase Price, including those in respect of payments made under Article XV hereof. In the case of any such payment, Buyer shall propose a revised Allocation Schedule, and the Parties shall follow the procedures described above with respect to review, dispute and resolution in respect of such revision.

3.6. Transfer Taxes. Notwithstanding any other provision in this Agreement, any documentary, transfer, sales, use, registration, stamp and similar Taxes imposed by reason of the transfers of Acquired Assets provided in this Agreement shall be the responsibility of and be timely paid by the Buyer. The Parties shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

3.7. Prorations.

(a) Any ad valorem, real and personal property and similar Taxes, arising from, or relating to, the Acquired Assets or the conduct of the Business, which become due and payable on or after the Closing Date and relate to periods both before and after the Closing Date, shall be prorated and adjusted between the Sellers and Buyer as of the

Closing Date on a per diem basis and the Sellers shall be responsible for and pay to Buyer the portion of such amounts allocable to the period or portion thereof ending on the Closing Date for which payment is due after the Closing Date at least ten (10) Business Days prior to the date such Taxes become due and payable.

(b) Any sales, use or similar Taxes incurred, collected or withheld by the Sellers shall be timely remitted to the appropriate Taxing Authority by the Sellers to the extent permitted by Law. In the event that Buyer is required to remit to a Taxing Authority sales, use or similar Taxes that relate to transactions on or before the Closing Date, and such amount is not (i) reflected as part of Accounts Receivable as of the Closing Date and (ii) offset as part of accounts payable on Schedule 2.2, the Sellers shall be responsible for and shall pay to Buyer such amounts at least ten (10) Business Days prior to the date such Taxes become due and payable.

3.8. Withholding Taxes. All payments made by Buyer pursuant to or in connection with this Agreement shall be net of applicable withholding taxes, if any.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLERS AND HOLDER

The Sellers and Holder, as applicable, hereby represent and warrant to Buyer as of the date hereof and as of the Closing Date as follows:

4.1. Entity Existence. Holder is a corporation, duly organized, validly existing and in good standing under the Laws of the Commonwealth of Kentucky and has all requisite corporate power and authority to own, lease, operate and otherwise hold its properties and assets and to carry on its business as presently conducted. Each of the Sellers is a limited liability company, duly organized, validly existing and in good standing under the Laws of the Commonwealth of Kentucky and has all requisite limited liability company power and authority to own, lease, operate and otherwise hold its properties and assets and to carry on its business (including the Business) as presently conducted. Each of the Sellers and Holder is duly qualified to do business and is in good standing as a foreign limited liability company and a foreign corporation, as applicable, in each jurisdiction where required to be qualified, licensed or in good standing, except for such jurisdictions where the failure to be so qualified, licensed or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.2. Authorization; Enforceability. Each of the Sellers and Holder has the requisite limited liability company and corporate power and authority, as applicable, to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which they are a party. The execution, delivery and performance of this Agreement and the Ancillary Agreements by each of the Sellers and Holder has been duly authorized by all necessary limited liability company and corporate actions, as applicable. This Agreement has been, and the other agreements, documents and instruments required to be executed and delivered in accordance with the provisions of this Agreement (the “Ancillary Agreements”) to which they are a party will be, duly executed and delivered on behalf of each of the Sellers and Holder. This Agreement constitutes, and the Ancillary Agreements to which they are a party when executed and delivered will constitute the legal, valid and binding obligations of each of the Sellers and Holder, enforceable against each of the Sellers and Holder in accordance with their respective terms.

4.3. No Conflict. Except as disclosed on Schedule 4.3, neither the execution, delivery or performance of this Agreement or any Ancillary Agreement to which they are a party by the Sellers or Holder nor consummation by the Sellers or Holder of the transactions contemplated by this Agreement or any Ancillary Agreement to which they are a party nor compliance by the Sellers or Holder with any of the provisions hereto or thereto will violate, conflict with or result in the breach of any term, condition or provision of, or require the Consent of any other Person under, (a) any existing Law to which the Sellers or Holder or the Business are or may be subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Sellers, Holder or the Business, (c) each of the Sellers’ and Holder’s Organizational Documents, or (d) any Contract, to which any of the Sellers or Holder is a party and which relates to the Business or by which any of the Acquired Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of any of the Sellers or Holder under such documents, except to the extent that such violations, conflicts and breaches could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No filing with, and no Permit or Consent of any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement.

4.4. Assets Used in the Business. The Acquired Assets and the Excluded Assets constitute all of the rights, properties and assets used or held for use in or necessary for the conduct or operation of the Business as presently conducted consistent with past practice. Except as set forth on Schedule 4.4, each of the Sellers is the sole owner of the Acquired Assets and the Assumed Liabilities (except those Acquired Assets held pursuant to lease or license, in which case, the Sellers shall be the sole lessee or licensee, as the case may be). Except as set forth on Schedule 4.4, immediately following the Closing, none of the Sellers or Holder (or any of their respective Affiliates) will own, license or lease any rights, or have any rights with respect to, any properties or assets which are used or held for use in or necessary for the conduct of the Business as presently conducted.

4.5. Financial Statements. The Sellers and Holder have made available to Buyer copies of (i) the audited balance sheet of the Business as of and for the year ended November 30, 2004 (the “Year End Balance Sheet”) and the related statements of income and cash flows (including the related notes) as of and for the year ended November 30, 2004 (together with the Year End Balance Sheet, the “Financial Statements”), and (ii) an unaudited balance sheet of the Business as of May 31, 2005 (the “Interim Balance Sheet”). The Financial Statements present fairly in all material respects, generally in accordance with GAAP, the consolidated financial position and results of operations of the Business, subject to the exceptions set forth on Schedule 4.5. Except as set forth on Schedule 4.5 and subject to normal year-end and other adjustments required by GAAP, the Interim Balance Sheet presents fairly in all material respects the financial position of the Business as of its date.

4.6. Absence of Certain Changes. Except as set forth on Schedule 4.6, since November 30, 2004, (a) each of the Sellers has operated the Business in the ordinary course of business consistent with past practice, (b) there has not occurred any event or condition that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect, (c) the Business has not suffered the loss of service of any personnel who are material, individually or in the aggregate, to the operations or conduct of the Business, (d) there have been no cancellations or terminations by any material supplier, customer or contractor with respect to any of the Acquired Assets or the Business and (e) there has been no material damage to or loss or theft of any of the Acquired Assets.

4.7. Real Property; Facilities. All real property and improvements thereon leased by the Sellers and used in connection with the Business (the “Leased Real Estate”) is listed on Schedule 4.7. The Sellers enjoy peaceful possession of the Leased Real Estate. The Sellers do not own any real property.

4.8. Condition of Tangible Assets. To the Knowledge of Sellers, all buildings, structures, Facilities, equipment and other material items of tangible property and assets that are included in the Acquired Assets are in good operating condition and repair, subject to normal wear and maintenance.

4.9. Environmental Matters.

(a) Except as set forth on Schedule 4.9 and except in the ordinary course of business and in compliance with Environmental Laws, to the Knowledge of each of the Sellers and Holder, no Hazardous Substances are present at or have been Released or threatened to be Released from, onto or under any of the properties (including soils, groundwater, surface water, buildings or other structures) currently owned, leased or operated by any of the Sellers or the Business.

(b) Except as set forth on Schedule 4.9 and except in the ordinary course of business and in compliance with Environmental Laws, to the Knowledge of each of the Sellers and Holder, no Hazardous Substances were present at or Released or threatened to be Released from, onto or under any of the properties formerly owned, leased or operated by the Sellers or their respective predecessors or the Business during the period of ownership, lease or operation by the Sellers or their respective predecessors or the Business; provided that the Sellers and Holder have made no inquiry regarding the actions or omissions of their respective predecessors.

(c) Except as set forth on Schedule 4.9, to the Knowledge of each of the Sellers and Holder, none of the Sellers or their respective predecessors to the Business, the Acquired Assets nor the Business are subject to any liability or obligation in connection with Hazardous Substances present at any location owned, leased or operated by any third party; provided that the Sellers and Holder have made no inquiry regarding any liability or obligation of their respective predecessors.

(d) Except as set forth on Schedule 4.9, to the Knowledge of each of the Sellers and Holder, there are no circumstances or conditions involving the Sellers, or the Holder in connection with the Business, the Acquired Assets or the Business or any assets (including real property) or businesses previously owned, leased or operated by the Sellers in connection with the Business, that could reasonably be expected to result in any Losses to the Sellers, any of the Acquired Assets or the Business arising under or pursuant to Environmental Law or in any Material Adverse Effect on the ownership, use or transfer of any of the Acquired Assets arising under or pursuant to any Environmental Law.

(e) The Sellers have provided to Buyer copies of all material reports in the custody or control of the Sellers relating to the environmental condition of the Business or the Acquired Assets or the compliance of the Sellers, the Business or the Acquired Assets with Environmental Laws.

(f) As used herein, the term: (i) “Environmental Law” means any Law relating to the protection, investigation or restoration of the environment (including natural resources) or the health or safety of human or other living organisms, including the manufacture, introduction into commerce, export, import, handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance; (ii) “Hazardous Substance” means any element, compound, substance or other material (including any pollutant, contaminant, hazardous waste, hazardous substance, chemical substance, or product) that is listed, classified or regulated pursuant to any Environmental Law, including any petroleum product, by-product or additive, asbestos, presumed asbestos-containing material, asbestos-containing material, medical waste, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; and (iii) “Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

4.10. Title to Assets and Properties. Each of the Sellers has good and valid title to (or a valid leasehold interest to) all of its owned or leased, as applicable, tangible properties and assets that are included in the Acquired Assets, free and clear of all Liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for (collectively, the “Permitted Liens”) (i) liens for current real or personal property Taxes which are not yet due and payable, (ii) liens and rights of third parties disclosed on Schedule 4.10 including pursuant to existing leases, licenses and possession or occupancy agreements, (iii) worker’s compensation, carrier’s and materialman’s liens, (iv) liens that are immaterial in character, amount and extent, and which do not detract from the value or interfere with the present or proposed use of the properties they affect, and which do not adversely affect the conduct of the Business as presently conducted, (v) zoning, building, fire, health, environmental and pollution control laws, ordinances, rules and safety regulations and other similar restrictions, and which do not adversely affect the conduct of the Business as presently conducted, and (vi) acts done, or suffered to be done by, and judgments against, Buyer or any of its Affiliates and those claiming by, through or under Buyer or any of its Affiliates.

4.11. Accounts Receivable. All Accounts Receivable that are reflected on the Year End Balance Sheet and the Interim Balance Sheet or that are otherwise included in the Acquired Assets represent or will represent valid obligations arising from sales actually made or services actually performed by the Business and, to the Knowledge of each of the Sellers and Holder, are not subject to any defenses, offsets or counterclaims other than reserves reflected on the Year End Balance Sheet and Interim Balance Sheet.

4.12. Brokers. Other than JMP Securities LLC (whose fees Holder acknowledges are its sole responsibility), no broker, finder, investment banker or other third party is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Holder or the Sellers.

4.13. Taxes.

(a) All Tax Returns required to be filed and relating in any manner to any of the Acquired Assets or the Business have been timely filed. All such Tax Returns (i) were prepared in the manner required by applicable Law and (ii) are true, correct and complete in all material respects.

(b) All Taxes due with respect to any of the Acquired Assets or the Business, whether or not shown (or required to be shown) on a Tax Return, have been timely paid; and such Taxes paid include those for which Holder or any of the Sellers may be liable in its own right, or as the transferee of the assets of, or as successor to, any other entity.

(c) Except as disclosed on Schedule 4.13, there has been no notice of a deficiency or assessment or other claim relating in any manner to any of the Acquired Assets or the Business from any Taxing Authority which has not been fully paid or finally settled. There are no current audits or examinations of, and no notice of audit or examination of, any Tax Return that relates to any of the Acquired Assets or the Business. There has been no waiver or extension of any statute of limitations relating to the payment of Taxes relating to any of the Acquired Assets or the Business.

(d) The Sellers and Holder have complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to the appropriate Taxing Authority, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor.

(e) No claim has ever been made by any Taxing Authority in a jurisdiction where any of Holder or the Sellers does not file Tax Returns with respect to any of the Acquired Assets or the Business that such Person may be subject to taxation in that jurisdiction with respect to any of the Acquired Assets or the Business.

(f) There are no encumbrances or security interests on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for Liens for real and personal property Taxes that are not yet due and payable, there are no Liens for any Tax upon any Acquired Asset. Buyer will not be liable for, and none of the Acquired Assets will be subject to a Lien with respect to, any Taxes arising out of, relating to or in respect of the Business or any of the Acquired Assets for any tax period or portion thereof ending on or prior to the Closing Date.

(g) None of the Acquired Assets is (i) “tax-exempt use property” within the meaning of Section 168(h) of the Code, (ii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code or (iii) property that is required to be treated as owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986, and no depreciation or amortization with respect to such assets will be disallowed as a deduction under Section 197(f)(9) of the Code or otherwise.

(h) The Acquired Assets do not include any shares of capital stock of, or any other interest in, any Affiliate of the Sellers, or any other Person.

(i) Each of the Sellers is a disregarded entity for U.S. federal income tax purposes, and Holder is an S corporation for U.S. federal income tax purposes.

(j) For purposes of this Agreement:

(i) “Tax” and “Taxes” mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities, including taxes based upon, measured by, or with respect to income, net income, gross income, earnings, profits or gross receipts, or any sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, environmental, alternative, add-on minimum, custom duties, capital stock, social security (or similar), unemployment, disability, gains, recapture, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, penalty, and addition thereto.

(ii) “Tax Return” means any return, declaration, report, claim, election, notice or information return or statement or other document (including any related or supporting information, schedules, or exhibits) filed or required to be filed with any federal, state, local or foreign Governmental Authority or other authority in connection with any Tax.

4.14. No Default. None of the Sellers or Holder has committed, or received notice of, any default under or violation (and no event has occurred which with notice or lapse of time or both would constitute a default or violation or loss of any material benefit)

of any term, condition or provision of (a) any Contract to which any of the Sellers is a party or may be subject that is included in the Acquired Assets or the Assumed Liabilities or otherwise relates to or affects the Business or (b) any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Business or any of the Acquired Assets or the Assumed Liabilities.

4.15. Contracts and Commitments. Except as set forth on Schedule 4.15, the Sellers and Holder are not, with respect to the Business, a party to any:

(a) agreement, contract or commitment providing for annual cash payments of more than $50,000.00, which may not be terminated without penalty or upon less than three months notice, with any present or former employee or consultant, or for the employment of any Person, including any consultant, who is engaged in the conduct of the Business;

(b) agreement, contract or commitment for the required future purchase of, or payment for, supplies, raw materials or products, or for the future performance of services by a third party, used in the conduct of the Business involving in any one case $50,000.00 or more;

(c) agreement, contract or commitment to sell or supply products or to perform services in connection with the Business involving in any one case $50,000.00 or more;

(d) distribution, dealer, representative or sales agency agreement, contract or commitment relating to the Business;

(e) lease, sublease, rental, licensing or other similar contract under which the Sellers are either lessor or lessee of any real property or personal property or a guarantee of any such lease, sublease, rental, licensing or other similar contract involving in any one case required annual payments of $50,000.00 or more, or the guarantee of any such lease, sublease, rental, licensing or other similar contract;

(f) agreement, contract or commitment for any required capital expenditure or leasehold improvement in excess of $50,000.00 (individually or in the aggregate) relating to the Business;

(g) agreement, contract or commitment limiting or restraining the Business or any successor thereto from engaging or competing in any manner or in any business or divulging any confidential information of the Sellers or any third parties, nor, to the Knowledge of each of the Sellers and Holder, is any employee of the Sellers or Holder engaged in the conduct of the Business subject to any such agreement, contract or commitment;

(h) agreement, contract or commitment establishing a joint venture, partnership or similar arrangement for the sharing of profits and expenses of the Business;

(i) agreement, contract or commitment with any labor union or association representing any Active Employee;

(j) capitalized lease, pledge, conditional sale or title retention agreement involving the Acquired Assets with a payment of more than $50,000.00 annually;

(k) mortgage, indenture, note, bond, letter of credit or other agreement or instrument of indebtedness relating to the Acquired Assets; or

(l) license, franchise, distributorship or other agreement including the required payment or receipt of more than $50,000.00 which relates in whole or in part to any software, patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by the Sellers or Holder in the conduct of the Business.

(m) agreement, contract (other than employment contract) or commitment with any Affiliates of the Sellers or Holder or any of the Seller’s current or former officers, directors, stockholders, employees, consultants, agents or other representatives or with an entity in which any of the foregoing is a controlling person;

(n) contract for the purchase or sale of materials, supplies or equipment (including computer hardware and software), or the provision of services (including consulting services, data processing and management, project management services and clinical trial management), involving annual payments in excess of $50,000.00 or containing any escalation, renegotiation or redetermination provisions which could reasonably be expected to cause such contract to involve annual payments in excess of $50,000.00, which contracts are not terminable by the Sellers or Holder upon fewer than thirty (30) days’ notice without liability, premium or penalty;

(o) contract which provides primarily for the protection of confidential information of the Sellers or any third parties; and

(p) any other contract material to the Business.

Each of the Contracts listed on Schedule 4.15 (each, a “Material Contract” and collectively, the “Material Contracts”) is valid and enforceable in accordance with its terms against each of the Sellers or Holder that is a party thereto, and to the Knowledge of each of the Sellers and Holder, against the other party to those Contracts. Each Contract that requires the Consent of any party in connection with the transactions contemplated by this Agreement (individually, a “Contract Requiring Consent” and collectively, the “Contracts Requiring Consent”) is appropriately identified as such on Schedule 4.15. None of the Sellers or Holder have received any notice (or are otherwise aware) that any customer or supplier of each of the Sellers intends to cancel any Contract or materially reduce the level of business it conducts with the Business.

4.16. Conduct of the Business. Except as otherwise set forth herein or on Schedule 4.16, since the date of the Year End Balance Sheet, the Sellers and Holder have not, with respect to the Business:

(a) sold, assigned or transferred any portion of the assets used in, or useful to, the Business in a single transaction or series of transactions in an amount in excess of $50,000.00 except in the ordinary course of business;

(b) incurred any liabilities that would be required to be accrued on their financial statements in accordance with their past practices, other than liabilities incurred in the ordinary course of business or liabilities pursuant to a bank loan or other credit arrangement with a bank for working capital for the Business, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to the Business or Acquired Assets;

(c) incurred or guaranteed any indebtedness for money borrowed, except in the ordinary course of business;

(d) mortgaged, pledged or subjected any of the Acquired Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever, except for Permitted Liens;

(e) materially changed the accounting principles, methods or practices used by the Business, except in each case to conform to changes in GAAP;

(f) suffered any damage of, destruction to or loss of any material asset of the Business (whether or not covered by insurance);

(g) suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct the Business;

(h) received notice or had Knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or might have a Material Adverse Effect on the Business or Acquired Assets;

(i) except for the actions set forth in Section 6.2(d) and (j), taken any of the other actions set forth in Section 6.2; or

(j) entered into any agreement or commitment with respect to any of the matters referred to in paragraphs (a) through (i) of this Section 4.16.

4.17. Litigation. Except as set forth on Schedule 4.17, no litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority, is pending or, to the Knowledge of each of the Sellers and Holder, threatened against the Sellers or the Holder relating to the

Acquired Assets, the Assumed Liabilities or the Business. There are no judgments, orders, writs, injunctions, decrees or awards of any court, arbitrator or governmental or regulatory official, body or authority that the Sellers or the Holder are party to, subject to or that apply, in whole or in part, to the Acquired Assets, the Assumed Liabilities or the Business and restricts the ownership or use of the Acquired Assets, the Assumed Liabilities or the Business in any way.

4.18. Labor and Employment Matters. In the previous two years there have been no strikes, slowdowns, picketing, work stoppages or other labor disputes by any union or other group of employees of the Business. Except as disclosed on Schedule 4.18, no unfair labor practice charges or complaints are pending concerning the Business or, to the Knowledge of each of the Sellers and Holder, threatened against any of the Sellers concerning the Business before the National Labor Relations Board or before any similar state or local agency. There is no collective bargaining agreement covering any employees of the Business. Except with respect to (i) Employee Benefit Plans and (ii) any payment obligations of any Seller that are to be assumed by Holder (to the reasonable satisfaction of Buyer) prior to Closing, which are set forth on Schedule 4.18, none of the Sellers is obligated to make payments to any employee of the Business under any written employment agreements, deferred compensation agreements, bonus arrangements or severance plans. There are no pending collective bargaining negotiations relating to any employees of the Business and there are no pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any or all of the employees of the Business. Seller is in compliance in all material respects with all applicable Laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, health and safety, classification of employment or service status, withholding and wages and hours, in each case, with respect to current and former employees and service providers of the Business.

4.19. Employee Benefit Plans and Arrangements.

(a) Schedule 4.19 contains a complete list of all Employee Benefit Plans sponsored or maintained by any of the Sellers or any of their respective Affiliates that are available to former or current employees of the Business (“Business Benefit Plans”). The term “Employee Benefit Plan” includes all plans, funds, programs, policies, arrangements, practices, customs and understandings providing benefits of economic value to any Business employee, former employee, or present or former beneficiary, dependent or assignee of any such employee or former employee other than regular salary, wages or commissions paid substantially concurrently with the performance of the services for which paid. Without limitation, the term “Employee Benefit Plan” includes all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

(b) Except as disclosed on Schedule 4.19, none of the Business Benefit Plans are subject to Section 412 of the Code or Title IV of ERISA and no condition exists which presents a material risk to the Sellers of incurring a liability to or on account of an Employee Benefit Plan.

(c) None of the Business Benefit Plans is a multi-employer plan within the meaning of Section 3(37) of ERISA, and none of the Sellers is required to contribute, with respect to any of the employees of the Business, to any multi-employer plan.

(d) Except as set forth on Schedule 4.19 and except for any obligations of any Seller that are to be assumed by Holder (to the reasonable satisfaction of Buyer) prior to Closing, no director, officer, employee or consultant of the Business will be entitled to any additional economic benefit (including the acceleration of the time of payment or vesting of any economic benefit) as a result of the consummation of the transactions contemplated by this Agreement.

4.20. Insurance. Schedule 4.20 contains a complete and accurate list of all insurance policies (including, but not limited to, fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) relating to the Acquired Assets or the Business to which the Sellers or their Affiliates are a party, all of which are in full force and effect. To the Knowledge of each of the Sellers and Holder, there is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy, and otherwise in compliance in all material respects with the terms of such policies. None of the Sellers has received notice of any actual or threatened termination of any such policy. For clarification, the aforementioned does not apply to Proprietary Rights, which shall be covered in Section 4.22.

4.21. Compliance with Law; Permits. The Business is being and has been conducted in compliance with all Laws to which the Business is subject, except where such noncompliance could not reasonably be expected to have a material effect on the Business. Each of the Sellers owns, holds, possesses or lawfully uses in the operation of the Business all material franchises, licenses, approvals, notices, permits, easements, rights, applications, filings, registrations and other authorizations, including all authorizations necessary for the Business to obtain reimbursement under the Medicare program, each state Medicaid program and all other governmental reimbursement programs under which the Business has obtained reimbursement (the “Permits”) which are used or held for use in or necessary for the conduct the Business as now conducted under and pursuant to all applicable Laws or for the ownership and use of the Acquired Assets. All such Permits are listed and described on Schedule 4.21. To the Knowledge of each of the Sellers and Holder, there has been no material change in the facts or circumstances reported or assumed in the application for or granting of any Permits which would invalidate or, to the Knowledge of each of the Sellers and Holder, result in the denial of renewal or loss of material benefits of such Permits. No outstanding violations are or have been recorded in respect of any of the Permits. No proceeding is pending or, to the Knowledge of each of the Sellers and Holder, threatened to suspend, revoke, withdraw, modify or limit any Permit, and, to the Knowledge of each of the Sellers and Holder, there is no fact, error or admission relevant to any Permit that would permit the suspension, revocation, withdrawal, modification or limitation of, or result in the threatened suspension, revocation, withdrawal, modification or limitation of, or in the loss of any Permit. None of the Sellers and Holder has Knowledge of any facts or circumstances which would cause the Permits transferable to Buyer to be invalid or not in full force and effect following the Closing; provided that, with respect to the matters covered by this Section 4.21, none of the Sellers and Holder have conducted any inquiry into specific facts or circumstances relating to Buyer or any of its Affiliates.

4.22. Intellectual Property Matters.

(a) Except as set forth on Schedule 4.22(a): (i) the Sellers and Holder are the sole owners of, free and clear of any Lien, or have a valid license to, without the payment of any royalty except with respect to off-the-shelf software and otherwise on commercially reasonable terms in the reasonable business judgment of the Sellers and Holder, and after the Closing Buyer will be the sole owner of, free and clear of any Lien, or will have a valid license on the same terms as the Sellers or Holder (without the payment of any sublicense or other fee related to the transactions contemplated hereby) to, all U.S. and non-U.S. trademarks, service marks, logos, designs, trade, assumed, d/b/a and corporate names, Internet domain names, and the goodwill of the business connected with and symbolized by any of the foregoing, patents, registered designs, copyrights, computer software (including all information systems, data files and databases, source and object codes, user interfaces, manuals and other specifications and documentation related thereto and all intellectual property and proprietary rights incorporated therein), whether or not registered, web sites and related items (and all intellectual property and proprietary rights incorporated therein) and all trade secrets, research and development, formulae and know-how (“Trade Secrets”) and all other proprietary and intellectual property rights and information, including all grants, registrations and applications relating thereto (collectively, the “Proprietary Rights”) necessary for the conduct or operation of the Business as presently conducted (such Propriety Rights owned by or licensed to the Sellers, collectively, the “Sellers Rights”); (ii) the Sellers’ rights in the Sellers Rights are valid and enforceable, and, to the Knowledge of the Sellers and Holder, following the Closing, Buyer’s rights in the Sellers Rights will be valid and enforceable; (iii) none of the Sellers or Holder has received a demand, claim, notice or inquiry from any Person in respect of the Sellers Rights that challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity of, or the rights of the Sellers in, any such Sellers Rights, and the Sellers and Holder know of no basis for any such challenge; (iv) the Sellers and Holder are not in violation or infringement of, and have not violated or infringed, any Proprietary Rights of any other Person; (v) to the Knowledge of the Sellers and Holder, no Person is infringing any Sellers Rights; (vi) the Sellers and Holder have obtained from all individuals who participated (as employees, consultants, employees of consultants or otherwise) in any respect in the invention or authorship of any Sellers Rights that are owned by the Sellers (“Owned Rights”) effective waivers of any and all ownership rights of such individuals in such Owned Rights, and/or assignments to the Sellers of all rights with respect thereto, (vii) the Sellers Rights will not be adversely affected by the completion of the transactions contemplated by this Agreement and (viii) none of the Sellers or Holder has, nor to the Knowledge of the

Sellers and Holder has any officer, employee or agent of any of the Sellers divulged, furnished to or made accessible to any Person, any Trade Secrets without prior thereto having obtained an agreement of confidentiality from such Person.

(b) Schedule 4.22(b) contains a complete and accurate list of the Sellers Rights and all license and other agreements relating thereto (excluding Trade Secrets and non-material unregistered copyrights).

4.23. Material Misstatements or Omissions. To the Knowledge of each of the Sellers and Holder, the information contained in any of the Transaction Documents that are furnished by or on behalf of the Sellers and Holder, as applicable, and when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact. The Sellers and Holder will promptly notify Buyer if either learn of any material inaccuracy or misstatement in, or material omission from, any information contained in any of the Transaction Documents previously delivered to Buyer.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers and Holder as follows:

5.1. Corporate Existence. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where required to be qualified, licensed or in good standing except for such jurisdictions where the failure to be so qualified, licensed or in good standing could not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

5.2. Corporate Authorization; Enforceability. Buyer has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party have been duly authorized by all necessary corporate action. This Agreement has been, and the Ancillary Agreements to which Buyer is a party will be, duly executed and delivered by Buyer. This Agreement constitutes, and the Ancillary Agreements when executed and delivered will constitute, the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

5.3. No Conflict. None of the execution, delivery or performance of this Agreement or any Ancillary Agreement, to which Buyer is a party, by Buyer nor consummation by Buyer of the transactions contemplated by this Agreement or any Ancillary Agreement, nor compliance by Buyer with any of the provisions hereto or thereto will violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other Person under, (a) any existing Law to which Buyer is or may be subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to

Buyer, (c) the charter documents or by-laws of, or any securities issued by, Buyer, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Buyer is a party or by which Buyer is otherwise bound, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Buyer under such documents except to the extent that such violations, conflicts and breaches could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No filing with, and no Permit or Consent of any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement.

5.4. Financial Capability. Buyer has, and on and after the Closing Date, will have sufficient financial resources and credit available to enable it to consummate the transactions contemplated by this Agreement and fulfill its obligations hereunder.

5.5. Brokers. Other than Lazard Frères & Co. LLC (whose fees Buyer acknowledges are its sole responsibility), no broker, finder, investment banker or other third party is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE VI.

COVENANTS

6.1. Sellers’ Conduct of Business Prior to Closing. From the date of this Agreement until the Closing Date, Sellers shall, and Holder shall cause the Sellers’ and their respective officers and employees to:

(a) conduct the Business in the ordinary course consistent with past practice until the Closing, except as expressly provided in this Agreement;

(b) pay all of its liabilities and Taxes when due, subject to good faith disputes;

(c) use reasonable commercial efforts to preserve intact the Acquired Assets and present organization of the Business in substantially the same manner as has been the consistent past practice;

(d) use its reasonable commercial efforts to keep available the services of the present employees and agents of the Business; and

(e) use its reasonable commercial efforts to maintain the relations and goodwill with suppliers, customers, warehouse and other distributors, commissioned representatives and any others having business relations with the Business.

6.2. Restrictions on Conduct of Business Prior to Closing. Except as set forth on Schedule 6.2, from the date of this Agreement until the Closing Date, the Sellers shall not, and Holder shall cause the Sellers’ and their respective officers and employees not to:

(a) make any new commitments or increase any previous commitments for capital expenditures for the Business or the Acquired Assets in an amount exceeding $50,000.00 in the aggregate;

(b) enter into, create, incur or assume any borrowings or any other obligations, other than in the ordinary course of business;

(c) take any other action or fail to take any action, in any case which could reasonably be anticipated to have a Material Adverse Effect or adversely affect the Business, the Acquired Assets, the Assumed Liabilities or Buyer’s ability to conduct the Business in substantially the same manner and condition as currently conducted by the Sellers;

(d) sell, transfer, lease, license, encumber or otherwise dispose of any of the Acquired Assets (excluding Restricted Cash transferred in the ordinary course of business consistent with past practice);

(e) provide any confidential information concerning the Business or its properties or assets to any third party other than in the ordinary course of business or as may be required by Law which could not reasonably be expected to have a Material Adverse Effect;

(f) take any action reasonably likely to impair the rights, title and interest of Buyer in and to the Acquired Assets or the Business;

(g) change any of the terms of its accounts or payables or Accounts Receivable or take any action directly or indirectly to cause or encourage, or which would have the effect of causing or encouraging, any acceleration or delay in the payment, collection or generation of Accounts Receivable of the Business, other than in the ordinary course of business consistent with past practice;

(h) fail to maintain the Acquired Assets or the Business, as a whole, in good repair, order and condition, reasonable wear and tear excepted;

(i) increase the rate of compensation for any of the employees of the Business or otherwise enter into or alter any benefit plan or employment, consulting or managerial services agreement affecting employees of the Business in any material respect, except in the ordinary course consistent with past practice;

(j) change (or permit to be changed) any accounting or Tax procedure or practice or make (or permit to be made) any Tax election or settle or compromise any liability for Taxes, in each case, relating to the Business or any of the Acquired Assets;

(k) enter into, amend, modify or terminate any Material Contract;

(l) enter into any transaction or any Contract with any Affiliate relating to the Business;

(m) assign, license, sublicense, abandon, fail to maintain or, except in the ordinary course of business consistent with past practice, enter into, amend or terminate any Contract with respect to, any Acquired Asset or other property or asset relating to the Business;

(n) waive any material rights; or

(o) take, or agree to take, any of the foregoing actions or any action which would make any representation or warranty of the Sellers or Holder, as applicable, contained in this Agreement untrue or incorrect as of the date when made or as of any future date (as if made as of such date), subject to the limitation set forth in Section 15.5, or which could prevent the satisfaction of any condition to Closing set forth in Articles VII, VIII, IX or X hereof.

6.3. Access. Prior to the Closing, the Sellers shall, and Holder shall cause the Sellers to give to Buyer’s officers, employees, counsel, accountants and other representatives reasonable access during normal business hours to all of the premises, properties, personnel, assets, records, Contracts and other documents relating to the Business, the Acquired Assets and the Assumed Liabilities, and shall permit them to consult with the officers, accountants, counsel and agents of the Sellers and Holder, as Buyer shall reasonably request; provided, that such activities of Buyer shall not interfere with the Sellers’ and Holder’s business operations. The Sellers shall permit Buyer and its agents to make such physical inventories and inspections of the Acquired Assets as Buyer may reasonably request from time to time.

6.4. Public Announcements. No Party or their respective Affiliates will issue any press release or otherwise make any public statement with respect to this Agreement and any Transaction Document and the transactions contemplated thereby without the prior written Consent of the other Party (which Consent shall not be unreasonably withheld) except as may be required by applicable Law or the requirements of any regulatory authority or securities exchange.

6.5. Notification.

(a) The Sellers and Holder shall Promptly notify Buyer, and Buyer shall Promptly notify the Sellers and Holder, of any litigation, arbitration or administrative proceeding pending or, to their Knowledge, threatened against the Sellers, Holder or Buyer, as the case may be, which challenges the transactions contemplated by this Agreement or any Ancillary Agreement.

(b) Between the date of this Agreement and the Closing Date, the Sellers shall provide prompt written notice to Buyer of any change in any of the information contained in the representations and warranties made by the Sellers and Holder in Article IV hereof or any exhibits or Disclosure Schedules referred to herein or attached hereto and shall promptly furnish any information which Buyer may reasonably request in relation to such change; provided, however, that such notice shall not operate to in any way modify any of the representations, warranties covenants or agreements made by the Sellers and Holder in Article IV hereof or any exhibits or schedules referred to herein or attached hereto or cure any breach of any representations, warranties covenants or agreements of the Sellers or Holder in this Agreement or any of the exhibits or Disclosure Schedules referred to herein or attached hereto.

6.6. Bulk Transfer Law. The Parties hereby waive compliance with the requirements of any applicable bulk sales Law provisions of the Uniform Commercial Code of the jurisdictions in which the Acquired Assets are situated or which may otherwise be applicable to the transactions contemplated hereby. This provision shall not be deemed to in any way limit the indemnity provided for in Article XV hereof.

6.7. Hart-Scott-Rodino Filings. Each of Buyer, the Sellers and Holder shall, if required, promptly make its filings under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”) and shall make any required submissions under the HSR Act with respect to the transactions contemplated hereby, and shall cooperate with respect to the foregoing; provided, however, that Buyer shall not be required to hold separate or divest (including through an independent trustee, if necessary) particular assets or categories of assets, or operations, of the Business, Buyer or any of its Affiliates or agree to any limitations or restrictions on its conduct. Each of Buyer, the Sellers and Holder shall give prior notice and consult prior to any meeting Buyer, the Sellers or Holder has with the United States Federal Trade Commission or Department of Justice with respect to the filings of Buyer, the Sellers and Holder under the HSR Act or any review by any of the foregoing agencies. The filing fees of all such HSR Act filings shall be paid 50% by Buyer and 50% by Sellers.

6.8. Consents to Assignment.

(a) Prior to the Closing, the Sellers and Holder shall use reasonable commercial efforts (which shall not include any obligation by Seller or Holder to make any material payment) to obtain the Consents (or amendments or effective waivers thereof) of assignment from those Persons whose Consents are required for the consummation of the transactions contemplated by this Agreement.

(b) The Sellers and Holder agree that if any required Consent to the transfer of any Acquired Asset to Buyer as provided for herein is not obtained prior to the Closing, the Sellers shall, and Holder shall cause the Sellers to, provide Buyer with all of the benefits of such Acquired Asset as though the required Consents had been obtained (and, to the extent, but, notwithstanding anything herein to the contrary, only to the extent, such benefits are provided, Buyer shall assume the corresponding obligation) and shall continue to use their best efforts to obtain such Consent. This Section 6.8(b) shall not apply to Contracts Requiring Consent, which shall be governed by Section 6.8(c) hereof.

(c) The terms of this Section 6.8(c) shall govern the transfer of the benefits of any Contract Requiring Consent where the required Consent has not been obtained by the Closing Date. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that at the Closing, the Sellers shall not assign to Buyer any Contract Requiring Consent unless the applicable Consent has been obtained prior to the Closing Date. With respect to each such unassigned Contract Requiring Consent that Buyer has agreed to assume after the Closing Date, the Sellers shall continue to deal with the other contracting party(ies) to such Contract Requiring Consent as the prime contracting party and shall use their best efforts to obtain the Consent of all required parties to the assignment of such Contract Requiring Consent, but Buyer shall be entitled to all of the benefits of such Contract Requiring Consent accruing after the Closing Date to the extent that the Sellers may provide Buyer with such benefits without violating the terms of such Contract Requiring Consent. Buyer agrees to perform at its sole expense all of the obligations of the Sellers to be performed after the Closing Date under such Contracts Requiring Consent the benefits of which Buyer is receiving after the Closing Date, and to reimburse the Sellers for any required expenses previously approved by Buyer incurred by the Sellers on Buyer’s behalf in keeping such Contracts Requiring Consent in effect.

6.9. Insurance. Coverage of the Business under all insurance policies of the Sellers and their Affiliates shall cease as of the Closing Date for operations of the Business. From and after the Closing Date, Buyer will be responsible for obtaining and maintaining all insurance coverage with respect to the Business. Neither Buyer nor the Business will have any rights with respect to any insurance policies of the Sellers or any of their Affiliates.

6.10. Further Assurances. The Sellers shall, and Holder shall cause the Sellers to, from time to time after the Closing, at Buyer’s request, execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Acquired Assets, or to better enable Buyer to complete, perform or discharge any of the Assumed Liabilities. Each of the Parties will cooperate with the other and execute and deliver to the other Parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other Party as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

6.11. Confidentiality. The Parties acknowledge that all information related to the transactions contemplated hereby shall be kept confidential in accordance with the terms of that certain Confidentiality Agreement, dated March 17, 2005, between the Sellers and Buyer (the “Confidentiality Agreement”), the terms of which are hereby incorporated herein by reference.

6.12. Assistance with Tax Credits. Each of the Sellers and Holder shall cooperate with Buyer and shall render such assistance to Buyer in securing the benefit of the Kentucky Jobs Development Act Program credits transferred hereunder as Buyer shall reasonably request.

6.13. Reasonable Commercial Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties shall (and, if applicable, Buyer shall cause Buyer Designee to) use reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including (i) the prompt preparation and filing of all forms, registrations and notices required to be filed, including any filings required under Section 6.7, to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and the taking of such reasonable actions as are necessary to obtain any requisite Consents, Permits, orders, exemptions or waivers by any Governmental Authority or any other Person; provided, however, that Buyer shall not be required to hold separate or divest (including through an independent trustee, if necessary) particular assets or categories of assets, or operations, of the Business, Buyer or any of its Affiliates or agree to any limitations or restrictions on its conduct and (ii) using its reasonable commercial efforts to cause the satisfaction of all conditions to Closing. Each Party shall (and, if applicable, Buyer shall cause Buyer Designee to) promptly consult with the others with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such Party with any Governmental Authority or any other Person or any other information supplied by such Party to a Governmental Authority or any other Person in connection with this Agreement and the transactions contemplated by this Agreement.

(b) Each Party shall Promptly inform the others of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement and the Ancillary Agreements. If any Party (or Affiliate thereof) receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request.

6.14. Release of Liens. At or prior to the Closing, the Sellers shall, and Holder shall cause the Sellers to, cause the release of all Liens (other than Permitted Liens) on the Acquired Assets, so that such Acquired Assets and rights are free and clear of any Liens (other than Permitted Liens).

6.15. No Solicitation.

(a) (i) The Sellers shall, and the Sellers shall cause its officers, employees, subsidiaries, Affiliates, agents and other representatives to and (ii) Holder shall, and Holder shall cause its agents, representatives and Affiliates and the Sellers to, immediately cease any existing discussions or negotiations with respect to any Alternative Proposal and shall not, and shall cause such Persons not to, directly or indirectly, encourage, solicit, participate in, initiate or facilitate discussions or negotiations with, or provide any information to, any corporation, partnership, Person or other entity or group (other than Buyer or its directors, officers, employees, subsidiaries, agents or other Affiliates) concerning any Alternative Proposal. The Sellers and Holder shall immediately communicate to Buyer any such inquiries or proposals regarding an Alternative Proposal, including the terms thereof.

(b) “Alternative Proposal” shall mean any of the following involving the Sellers, the Business, the Acquired Assets or the Assumed Liabilities (other than the transactions expressly contemplated by this Agreement): any inquiry or proposal relating to a sale of stock, merger, consolidation, share exchange, business combination, partnership, joint venture, disposition of assets (or any interest therein) or other similar transaction.

6.16. No Solicitation of Employees. For a period of five (5) years after the Closing Date, the Sellers and Holder shall not, and shall cause their Affiliates not to, directly or indirectly, without the prior written Consent of Buyer, solicit, employ or contract with any party to an Employment Agreement or any employee of the Business who has accepted employment with Buyer pursuant to Section 16.1(a) hereof (each, a “Transferred Employee”); provided, however, that nothing shall prohibit the Sellers, Holder and their Affiliates from performing, or having performed on their behalf, a general solicitation for employees not specifically focused at the Transferred Employees through the use of media, advertisement, electronic job boards or other general, public solicitations; provided further that this Section 6.16 shall not apply to James S. Karp in his individual capacity.

6.17. Non-Competition. From the Closing and for a period of ten (10) years thereafter, the Sellers and Holder shall not, and shall cause their Affiliates not to, directly or indirectly, lend funds to, or provide any management, consulting, financial, administrative or other services to, or own any interest or invest in, any business which engages in out-sourced commercialization or third party logistics services for companies in the pharmaceutical/biotech, medical device and plasma industries; provided that this Section 6.17 shall not apply to James S. Karp in his individual capacity.

6.18. Collection of Accounts Receivable.

(a) As of the Closing Date, the Sellers and Holder hereby authorize Buyer to open any and all mail addressed to the Sellers or Holder relating to the Business and delivered to the offices of the Business or otherwise to Buyer if received on or after the Closing Date (unless marked personal, confidential or the like, and unless from a Taxing

Authority), and hereby appoint Buyer its attorney-in-fact to endorse, cash and deposit any monies, checks or negotiable instruments received by Buyer after the Closing Date with respect to the Accounts Receivable and any accounts receivable or rebates receivable included in the Acquired Assets made payable or endorsed to the Sellers or their order, for Buyer’s own account.

(b) As of the Closing Date, the Sellers and Holder on the one hand and Buyer on the other hand, agree that they Promptly shall forward to the other Party any monies, checks or negotiable instruments received by it after the Closing Date relating to any Accounts Receivable for the other Party’s account.

6.19. Post-Closing Agreements.

(a) The Parties acknowledge that Buyer (and, if applicable, Buyer Designee) may not have all required Permits to take title to all of the Acquired Assets at the Closing and thereafter operate all aspects of the Business. The Sellers agree to cooperate with Buyer in timely obtaining such Permits, and further agree (i) to hold such of the Acquired Assets that cannot be transferred at the Closing in a constructive trust for the benefit of Buyer (or, if applicable, Buyer Designee) until such transfer is permissible and (ii) to operate such aspects of the Business as may not be operated by Buyer (or, if applicable, Buyer Designee) after the Closing for the benefit of Buyer (or, if applicable, Buyer Designee) until such operation by Buyer (or, if applicable, Buyer Designee) is permissible.

(b) Notwithstanding the foregoing:

(i) In the event that the Sellers retain any Acquired Assets or operate any aspects of the Business for Buyer’s (or, if applicable, Buyer Designee’s) benefit after the Closing, the Parties agree that Buyer (or, if applicable, Buyer Designee) shall be treated for all Tax purposes as owning such Acquired Assets and operating such aspects of the Business after the Closing;

(ii) the Sellers and Holder shall not be required to incur any costs or expenses or to expend any sums in connection with the operation of the Business after the Closing, unless such sums are advanced to Sellers or Holder, as appropriate, by Buyer (or, if applicable, Buyer Designee); and

(iii) Buyer Promptly shall pay all costs and expenses in connection with the operation of the Business, and shall indemnify, defend and save harmless the Sellers from and against any and all liability, of every kind and nature in connection with the operation of the Business by the Sellers after the Closing.

(c) Section 6.19(b) hereof shall not be deemed to limit the representations, warranties, covenants and indemnification obligations of the Buyer, Sellers and Holder contained elsewhere in this Agreement. If the failure to obtain any Permit due to an act or omission by the Sellers or Holder results in liability or damages to Buyer, this Section 6.19 does not preclude indemnification of Buyer by the Sellers and Holder for such liability.

6.20. Use of Marks and Names. Without limiting the effect of the assignment thereof provided for herein, from and after the Closing Date, the Sellers and Holder shall have no right to, and shall not use, or continue any business operations under or using, any trademarks or service marks (the “Trademarks”), assumed, d/b/a, trade or corporate names owned or used by the Sellers, or any similar names theretofore used in connection with the Business, including Sellers’ respective trade and entity names (the “Sellers Names” and, collectively with the Trademarks, the “Subject Names”), other than in or for such business operations as are in furtherance of the terms and provisions of this Agreement and as are for the benefit of, and at the express request of, Buyer. The Sellers and Holder agree that they shall cause their Affiliates to refrain from conducting any business operations after the Closing Date under or using the Subject Names, other than such business operations as are in furtherance of the terms and provisions of this Agreement and as are for the benefit of, or at the express request of, Buyer. Effective as of the Closing Date, the Sellers agree to provide executed assignments transferring to Buyer (or, if applicable, Buyer Designee) ownership of, or, if such assignment is not possible, appropriate amendments, withdrawals or cancellations (or other equivalent instruments) of, the Seller Names, including assumed, d/b/a, trade, limited liability company or similar names appropriate for filing in every jurisdiction in which such Sellers Names have been registered.

6.21. Real Estate Lease Amendments.

(a) No fewer than three (3) Business Days prior to the Closing, Holder shall present to Buyer an amendment, in substantially the form attached hereto as Exhibit B (the “Lease Amendment”), to that certain Lease Agreement, dated as of June 19, 1996, by and between Louisville Warehouse Company and Holder, relating to the premises of the Business located at 4500 Progress Boulevard, Louisville, Jefferson County, Kentucky; provided, however, that such lease amendment shall provide for (a) a term of no less than 3 years and (b) rent payments comparable to the rates currently in effect.

(b) Immediately following the assignment by RxCrossroads to Buyer (or, if applicable, Buyer Designee) of all of RxCrossroads’ right, title and interest as tenant under the Lease Agreement by and between Holder and RxCrossroads, dated as of December 1, 2003, relating to the premises of the Business located at 4500 Progress Boulevard, Louisville, Jefferson County, Kentucky (the “Sublease”) at the Closing, Holder and Buyer (or, if applicable, Buyer Designee) shall enter into an agreement to amend the Sublease, in substantially the form attached hereto as Exhibit I, (the “Sublease Amendment”).

6.22. Buyer Designee. Buyer shall cause Buyer Designee to execute, deliver and perform its obligations under each Ancillary Agreement to which Buyer Designee is a party (if any).

6.23. Long-Term Executive Incentive Compensation. No fewer than three (3) Business Days prior to the Closing, the Sellers shall assign to Holder and Holder shall assume all of the Long-Term Executive Incentive Obligations.

ARTICLE VII.

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY TO CLOSE

The respective obligations of each Party to effect the Transaction Documents and to consummate the transactions contemplated herein shall be subject to the fulfillment or written waiver, to the extent permitted by Law, at or prior to the Closing of the following conditions:

7.1. Litigation; Proceedings. No litigation or other proceeding by any Governmental Authority or other third Person shall have been commenced that challenges the validity or legality of the transactions contemplated hereby. No judgment order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Closing shall be in effect. No Law that prohibits, materially restricts or makes illegal the consummation of the Closing shall be in effect.

7.2. Governmental Approvals. All Governmental Approvals required to consummate the transactions contemplated by the Transaction Documents shall have been obtained or made and shall be in full force and effect.

ARTICLE VIII.

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS TO CLOSE

The obligations of the Sellers to effect the Transaction Documents and to complete the transactions contemplated thereby shall be subject to the fulfillment or written waiver at or prior to the Closing of the following conditions precedent:

8.1. Representations and Warranties. The representations and warranties of Buyer set forth in the Transaction Documents shall be true and correct in all material respects (without regard to any materiality or Material Adverse Effect qualifiers therein) as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except to the extent such representations and warranties are by their expressed provisions made as of a specified date, which such representations and warranties shall be true and correct as of such specified date).

8.2. Performance of Covenants and Obligations. Buyer shall have performed in all material respects all covenants and obligations required to be performed by it under the Transaction Documents at or prior to the Closing Date.

8.3. Certificate of Buyer. The Sellers shall have received a certificate, dated as of the Closing Date, executed on behalf of Buyer, by an authorized executive officer thereof, certifying that the conditions specified in Section 8.1 and Section 8.2 hereof have been fulfilled.

8.4. Closing Date Cash Payment. Buyer (or, if applicable, Buyer Designee) shall have delivered to the Sellers on or prior to the Closing Date the Closing Date Cash Payment.

8.5. Escrow Payment. Buyer (or, if applicable, Buyer Designee) shall have delivered to the Escrow Agent on the Closing Date on the Sellers’ behalf the Escrow Payment.

8.6. Nitin Sahney Agreement. Buyer shall have entered into an employment agreement with Nitin Sahney substantially in the form attached hereto as Exhibit C (the “Nitin Sahney Agreement”).

8.7. Ancillary Agreements. The Buyer shall have delivered to the Sellers, on or prior to the Closing Date, the Ancillary Agreements, in each case, duly executed by Buyer (and/or, if applicable, Buyer Designee) and in full force and effect.

ARTICLE IX.

CONDITIONS PRECEDENT TO OBLIGATIONS OF HOLDER TO CLOSE

The obligations of Holder to effect the Transaction Documents and to complete the transactions contemplated thereby shall be subject to the fulfillment or written waiver at or prior to the Closing of the following conditions precedent:

9.1. Representations and Warranties. The representations and warranties of Buyer set forth in the Transaction Documents shall be true and correct in all material respects (without regard to any materiality or Material Adverse Effect qualifiers therein) as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except to the extent such representations and warranties are by their expressed provisions made as of a specified date, which such representations and warranties shall be true and correct as of such specified date).

9.2. Performance of Covenants and Obligations. Buyer shall have performed in all material respects all covenants and obligations required to be performed by it under the Transaction Documents at or prior to the Closing Date.

9.3. Certificate of Buyer. Holder shall have received a certificate, dated as of the Closing Date, executed on behalf of Buyer, by an authorized executive officer thereof, certifying that the conditions specified in Section 9.1 and Section 9.2 hereof have been fulfilled.

ARTICLE X.

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER TO CLOSE

The obligations of Buyer to effect the Transaction Documents and to complete the transactions contemplated thereby shall be subject to fulfillment or written waiver at or prior to the Closing of the following conditions precedent:

10.1. Representations and Warranties. The representations and warranties of the Sellers and Holder set forth in the Transaction Documents shall be true and correct in all material respects (without regard to any materiality or Material Adverse Effect qualifiers therein) as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except to the extent such representations and warranties are by their expressed provisions made as of a specified date, which such representations and warranties shall be true and correct as of such specified date).

10.2. Performance of Covenants and Obligations. The Sellers and Holder shall have performed in all material respects all covenants and obligations required to be performed by it under the Transaction Documents at or prior to the Closing Date.

10.3. Certificate of Sellers. Buyer shall have received a certificate, dated as of the Closing Date, executed on behalf of each of the Sellers, by an authorized representative thereof, certifying that the conditions specified in Section 10.1 and Section 10.2 hereof have been fulfilled.

10.4. Certificate of Holder. Buyer shall have received a certificate, dated as of the Closing Date, executed on behalf of Holder, by an authorized representative thereof, certifying that the conditions specified in Section 10.1 and Section 10.2 hereof have been fulfilled.

10.5. Agreement among James S. Karp and Buyer. At or prior to Closing, Mr. Karp and Buyer shall enter into an agreement substantially in the form attached hereto as Exhibit D (the “James S. Karp Agreement”), such agreement to be duly executed by and satisfactory to the parties thereto. The James S. Karp Agreement shall provide, among other things, that Mr. Karp shall not, directly or indirectly, (i) for a period of ten (10) years following the Closing Date, carry on or participate in the ownership, management or control of, or the financing of, or be employed by, or consult with or otherwise render services to, any out-sourced commercialization firm or third party logistics services provider providing services to manufacturers in the pharmaceutical/biotech, medical device and plasma industries or (ii) for a period of five (5) years following the Closing Date, solicit the employment of any former or present employee of the Sellers employed by the Business or otherwise performing substantial services in connection with the operation of the Business.

10.6. Contracts Requiring Consent. All Consents necessary to the assignment of any Contracts Requiring Consent shall have been obtained (without any material limitation, restriction or condition not already applicable to the Sellers or Holder being imposed on Buyer or its ownership or use of any of the Acquired Assets or the conduct or operation of the Business) in written instruments reasonably satisfactory to Buyer, subject to the terms of Section 6.8 hereof.

10.7. Liens. All Liens (other than Permitted Liens) on the Acquired Assets shall have been released and evidence thereof delivered to Buyer.

10.8. Permits. Buyer shall have obtained all Permits necessary to own or use the Acquired Assets and operate the Business as set forth in Section 4.21.

10.9. Material Adverse Effect. There shall not have occurred any events that have had, or are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

10.10. Ancillary Agreements; FIRPTA. The Sellers shall have delivered to Buyer, on or prior to the Closing Date, the Ancillary Agreements and the FIRPTA Certificate (as defined in Section 11.6), in each case, duly executed, and, in the case of the FIRPTA Certificate, duly notarized, and in full force and effect.

10.11. Lease Amendment. On or prior to the Closing Date, Holder shall have delivered to Buyer the Lease Amendment, duly executed and in full force and effect.

10.12. Long-Term Executive Incentive Compensation. On or prior to the Closing Date, the Sellers and Holder shall have delivered to Buyer assignment, assumption and release agreements relating to the Long-Term Executive Incentive Obligations, duly executed and in full force and effect.

ARTICLE XI.

DELIVERIES AT THE CLOSING BY SELLERS

At the Closing, and subject to the terms and conditions herein contained, the Sellers shall, and Holder shall cause the Sellers to, deliver to Buyer the following:

11.1. Assignment and Assumption Agreement. An Assignment and Assumption Agreement, duly executed by the Sellers, in substantially the form attached hereto as Exhibit E (the “Assignment and Assumption Agreement”);

11.2. Officer’s Certificate. A certificate executed by the President or Chief Executive Officer or similar executive officer of each of the Sellers addressing the matters described in Section 10.3 hereof and in the form and substance mutually agreed to by the Parties and approved by their respective counsels;

11.3. Consents. All Consents required for the transfer of the Business and the Acquired Assets or to prevent a breach or termination of any Contract;

11.4. Bill of Sale. A Bill of Sale, duly executed by the Sellers, in substantially the form attached hereto as Exhibit F (the “Bill of Sale”);

11.5. Liens. Evidence of release, discharge, removal or termination, in form and substance reasonably satisfactory to Buyer, of all Liens (other than Permitted Liens) to which any Acquired Assets being conveyed at the Closing are subject, which shall each be effective at or prior to the Closing;

11.6. FIRPTA Certificate. A certification from the Person that, for U.S. federal income tax purposes, owns the Acquired Assets that it is not a foreign person (within the meaning of U.S. Treasury regulation Section 1.1445-2(b)(2)(i)) and that it is the owner for U.S. federal income tax purposes of the Acquired Assets, in accordance with U.S. Treasury regulation Section 1.1445-2(b)(2) and, except to the extent that this Section 11.6 requires otherwise, in the form provided in U.S. Treasury regulation Section 1.1445-2(b)(2)(iv)(B) (such certification, the “FIRPTA Certificate”);

11.7. Title. Certificates of Title to the motor vehicles, duly endorsed, completed and acknowledged for transfer;

11.8. Domain Name Assignment Agreement. A Domain Name Assignment Agreement, duly executed by the Sellers or Holder, if applicable, in substantially the form attached hereto as Exhibit G (the “Domain Name Assignment Agreement”);

11.9. Trademark Assignment Agreement. A Trademark Assignment Agreement, duly executed by the Sellers or Holder, if applicable, in substantially the form attached hereto as Exhibit H (the “Trademark Assignment Agreement”); and

11.10. Other Documents. Such other documents, instruments or assignments as shall be reasonably requested by Buyer and its counsel or required to be delivered by the Sellers pursuant to this Agreement or in any other instrument or document delivered by any of the Parties pursuant to this Agreement.

ARTICLE XII.

DELIVERIES AT THE CLOSING BY HOLDER

At the Closing, and subject to the terms and conditions herein contained, Holder shall deliver to Buyer the following:

12.1. Certificate. The certificate referenced in Section 10.4 hereof;

12.2. James S. Karp Agreement. The James S. Karp Agreement, duly executed by James S. Karp and Buyer;

12.3. Sublease Amendment. The Sublease Amendment, duly executed by Holder; and

12.4. Other Documents. Such other documents, instruments or assignments as shall be reasonably requested by Buyer and its counsel or required to be delivered by Holder pursuant to this Agreement or in any other instrument or document delivered by any of the Parties pursuant to this Agreement.

ARTICLE XIII.

DELIVERIES AT THE CLOSING BY BUYER

13.1. At the Closing, and subject to the terms and conditions herein contained, Buyer shall (or, if applicable, shall cause Buyer Designee to) deliver to the Sellers the following:

(a) Closing Date Cash Payment. The Closing Date Cash Payment by wire transfer of immediately available funds to the account or accounts of the Sellers designated by the Sellers no later than two (2) Business Days prior to the Closing;

(b) Officers’ Certificate. A certificate executed by the President or Chief Executive Officer or similar executive officer of Buyer addressing the matters described in Section 8.3 and in the form and substance mutually agreed to by the Parties and approved by their respective counsels;

(c) Secretary’s Certificate. A certificate executed by the corporate Secretary of Buyer in the form and substance mutually agreed to by the Parties and approved by their respective counsels;

(d) Nitin Sahney Employment Agreement. The Nitin Sahney Agreement, duly executed by Nitin Sahney and Buyer;

(e) Bill of Sale. The Bill of Sale, duly executed by Buyer (and, if applicable, Buyer Designee);

(f) Domain Name Assignment Agreement. The Domain Name Assignment Agreement, duly executed by Buyer (and, if applicable, Buyer Designee);

(g) Trademark Assignment Agreement. The Trademark Assignment Agreement, duly executed by Buyer (and, if applicable, Buyer Designee);

(h) Assignment and Assumption Agreement. The Assignment and Assumption Agreement, duly executed by Buyer (and, if applicable, Buyer Designee); and

(i) Other Documents. Such other documents, instruments or assignments as shall be reasonably requested by the Sellers and their counsel or required to be delivered by Buyer (or, if applicable, Buyer Designee) pursuant to this Agreement or in any other instrument or document delivered by any of the Parties pursuant to this Agreement.

13.2. Deliveries at Closing by Buyer to Holder. At the Closing, and subject to the terms and conditions herein contained, Buyer shall (or, if applicable, shall cause Buyer Designee to) deliver to Holder the following:

(a) Officer’s Certificate. The officer’s certificate referenced in Section 9.3 hereof;

(b) Sublease Amendment. The Sublease Amendment, duly executed by Buyer; and

(c) Other Documents. Such other documents, instruments or assignments as shall be reasonably requested by the Holder and its counsel or required to be delivered by Buyer (or, if applicable, Buyer Designee) pursuant to this Agreement or in any other instrument or document delivered by any of the Parties pursuant to this Agreement.

13.3. Deliveries at Closing by Buyer to Escrow Agent. At the Closing, and subject to the terms and conditions herein contained, Buyer shall (or, if applicable, shall cause Buyer Designee to) deliver to the Escrow Agent, the Escrow Payment.

ARTICLE XIV.

TERMINATION

14.1. Events of Termination. This Agreement may be terminated at any time before the Closing: (i) by mutual written consent of the Sellers, Holder and Buyer; (ii) by the Sellers or Holder if there is a material breach of or failure by Buyer to perform in any material respect any of the representations, warranties, commitments, covenants or conditions under any Transaction Document, which breach or failure is not cured within thirty (30) days after written notice thereof describing the default is given to Buyer, but only if Sellers and Holder are not in breach of their representations, warranties, commitments and covenants under this Agreement; (iii) by Buyer if there is a material breach of or failure by the Sellers or Holder to perform in any material respect any of the representations, warranties, commitments, covenants or conditions under any Transaction Document, which breach or failure is not cured within thirty (30) days after written notice thereof describing the default is given to the Sellers or Holder but only if Buyer is not in breach of its representations, warranties, commitments and covenants under this Agreement; or (iv) by either the Sellers, Holder or Buyer if (A) the Closing does not occur on or before September 15, 2005 (or such later date as the Parties shall mutually agree in writing), unless the failure of the Closing to occur by such date shall be due to the action or failure to act of the Party seeking to terminate this Agreement, which action or failure to act constitutes a breach of this Agreement, or (B) a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the Parties shall use their reasonable commercial efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

14.2. Procedure and Effect of Termination. In the event of termination and abandonment by any Party as above provided in clauses (ii), (iii), or (iv)(A) of Section 14.1, written notice shall Promptly be given to the other Party, which notice shall specify the condition precedent or breach or failure of such notified Party to perform or satisfy its obligations under this Agreement, and this Agreement shall become null and void and of no further force or effect, and no Party (or any of its Affiliates, directors, officers, agents or representatives) shall have any liability or obligation hereunder (except for any liability of any Party then in breach and except as provided in Section 14.4 hereof); provided, however, that the provisions of Sections 6.4 (Public Announcements), 6.11 (Confidentiality), 14.3 (Return of Materials), 14.4 (Termination Fee), 17.2 (Expenses), 17.4 (Assignment and Binding Effect), 17.6 (Notices) and 17.8 (Governing Law) shall survive any such termination. Nothing contained in this Section 14.2 shall relieve any Party from liability for any breach of this Agreement.

14.3. Return of Materials. In the event of termination of this Agreement, Buyer shall Promptly deliver or cause to be delivered to the Sellers, all documents, reports, papers, schedules and exhibits received or obtained in connection with the investigation of the Business or the Sellers and the negotiation and execution of this Agreement, and Buyer shall (and, if applicable, shall cause Buyer Designee) not use or make available to any other Person (except as required by Law) any information received with respect to the Business or the Sellers or the financial condition or results of the operation of the Business or the Sellers received or obtained by it.

14.4. Termination Fee; Specific Performance.

(a) If Sellers or Holder terminate this Agreement as provided in Section 14.1(ii) due to the failure by Buyer to perform, in any material respect, any of its commitments or covenants under any Transaction Document or due to the failure of any of Buyer’s representations or warranties contained in the Transaction Documents to be true and correct as of the date of this Agreement, Buyer shall pay to Sellers a termination fee of $10,000,000 (the “Buyer Termination Fee”), which amount shall be paid in immediately available funds within 30 days of such termination by Sellers or Holder.

(b) If Buyer terminates this Agreement as provided in Section 14.1(iii) due to the failure by the Sellers or Holder to perform, in any material respect, any of their commitments or covenants under any Transaction Document or due to the failure of any of the Sellers’ or Holder’s representations or warranties contained in the Transaction Documents to be true and correct as of the date of this Agreement, Sellers or Holder shall pay to Buyer a termination fee of $10,000,000 (the “Seller Termination Fee” and, together with the Buyer Termination Fee, the “Termination Fee”), which amount shall be paid in immediately available funds within 30 days of such termination by Buyer.

(c) The Parties hereby agree that damages and costs to be incurred by the terminating Party pursuant to Sections 14.1(ii) or 14.1(iii), as applicable, in connection with such termination will be difficult to determine and/or prove, and that the Buyer Termination Fee and Seller Termination Fee are reasonable in light of the time and costs expended in connection with this Agreement and, as such, shall act as liquidated damages and not as a penalty.

(d) The rights to the Termination Fee under this Section 14.4 shall be the sole and exclusive remedy for money damages under this Agreement with respect to termination of this Agreement pursuant to Sections 14.1(ii) and 14.1(iii), and the Parties shall not be entitled to pursue, and hereby expressly waive, any and all rights that may otherwise be available either at law or in equity with respect to such termination except for the remedy set forth in Section 14.4 (e) hereof.

(e) The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage could occur, there may exist no adequate remedy at Law and damages could be difficult to determine. Therefore, as an alternative to the Termination Fee any Party shall, in its sole discretion, be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity; provided that any Party seeking specific performance hereunder shall waive any and all rights such Party may have to a Termination Fee regardless of whether such Party succeeds in obtaining specific performance.

ARTICLE XV.

INDEMNIFICATION

15.1. Indemnification by Sellers and Holder. The Sellers and Holder shall jointly and severally indemnify, defend and hold harmless Buyer and any Subsidiary, Affiliate, director, officer, stockholder or agent of Buyer, and their respective representatives, successors and permitted assigns (“Buyer Indemnified Parties”) from and against and pay on behalf of or reimburse such party in respect of, as and when incurred, all out-of-pocket losses, liabilities, demands, claims, actions or causes of action, costs, damages, judgments, debts, settlements, assessments, deficiencies, Taxes, penalties, fines or expenses, whether or not arising out of any claims by or on behalf of a third party, including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (“Loss”) incurred or suffered by any Buyer Indemnified Party that results from, relates to or arises out of:

(a) any inaccuracy in, or breach of, any representation or warranty made by the Sellers or Holder under this Agreement or any Ancillary Agreement (without regard to any materiality qualifiers therein);

(b) any breach or non-fulfillment of any covenant or agreement on the part of the Sellers or Holder under this Agreement or any other Ancillary Agreement;

(c) the ownership or operation of the Acquired Assets or the conduct or operation of the Business or the activities of the Sellers or Holder in connection with the Acquired Assets or the Business on or prior to the Closing Date, to the extent not an Assumed Liability;

(d) any claim which may at any time be made or brought by a third party against a Buyer Indemnified Party as a result of, in respect of or arising out of the existence or the assertion of any Liens, other than Permitted Liens, on any of the Acquired Assets, any defect or deficiency in the Sellers’ title to any of the Acquired Assets on or prior to Closing, or the existence of any agreement, option or other right or privilege outstanding in favor of any Person for the purchase from the Sellers of the Business or of any of the Acquired Assets out of the ordinary course;

(e) any applicable bulk sales Law as a result of the actions contemplated by Section 6.6 hereof;

(f) any fees, expenses or other payments incurred or owed by the Sellers or Holder to any agent, broker, investment banker or other firm or Person retained or employed in connection with the transactions contemplated by this Agreement;

(g) the Excluded Liabilities; or

(h) any third party claim relating to the ownership by Sellers of any software, content or web site-related development (provided to Sellers by third party providers).

15.2. Indemnification by Buyer. Buyer will indemnify, defend and hold harmless the Sellers, Holder and any Subsidiary, Affiliate, director, officer, stockholder or agent of the Sellers and Holder and their respective representatives, successors and permitted assigns (“Sellers Indemnified Parties”) from and against and pay on behalf of or reimburse such party in respect of, as and when incurred, any Loss incurred or suffered by any Sellers Indemnified Party that results from, relates to or arises out of:

(a) any inaccuracy in, or breach of, any representation or warranty made by Buyer under this Agreement or any Ancillary Agreement (without regard to any materiality qualifiers therein);

(b) any breach or non-fulfillment of any covenant or agreement on the part of Buyer under this Agreement or any other Ancillary Agreement;

(c) the ownership or operation of the Acquired Assets or the conduct or operation of the Business or the activities of Buyer or any assignee of Buyer in connection with the Acquired Assets or the Business after the Closing Date, to the extent not an Excluded Liability;

(d) any fees, expenses or other payments incurred or owed by Buyer to any agent, broker, investment banker or other firm or Person retained or employed in connection with the transactions contemplated by this Agreement; or

(e) the Assumed Liabilities.

15.3. Third Party Claims; Procedure.

(a) Indemnified Parties. As used in this Article XV, the term “Indemnified Party” shall mean any Buyer Indemnified Party or Sellers Indemnified Party, as the case may be, which shall assert an indemnity claim for Loss pursuant to Section 15.1 or Section 15.2 of this Agreement (“Indemnity Claim”). Any Party against whom an Indemnity Claim is asserted by an Indemnified Party pursuant to this Article XV is referred to herein as an “Indemnifying Party.” In the event that a Person who is not a Buyer Indemnified Party or a Sellers Indemnified Party (a “Third Party”) asserts any claim or seeks to collect any Loss from an Indemnified Party (a “Third Party Claim”), such Indemnified Party shall give prompt written notice to the Indemnifying Party of such event (a “Third Party Claim Notice”). A Third Party Claim Notice shall specify, to the extent known by the Indemnified Party, the nature of and specific basis for any Third Party Claims or the nature of and specific basis of any suit, action, investigation or proceeding set forth therein, the amount or the good faith estimated amount thereof to the extent then practicable and the basis of the Indemnified Party’s request for indemnification under this Agreement. The failure to provide such notice will not affect any rights hereunder except to the extent the Indemnifying Parties are materially prejudiced thereby.

(b) Third Party Claims; Procedure. In the event that any Indemnified Party seeks indemnification hereunder based on a Third Party Claim, the Indemnifying Party shall have the right (without prejudice to the right of the Indemnified Party to employ separate counsel at its own expense and to participate in the defense of such Third Party Claim and in any compromise, settlement or strategic decision relating thereto; provided that if the Indemnified Party reasonably determines that representation by the Indemnifying Party’s counsel of the Indemnifying Party and the Indemnified Party may present such counsel with a conflict of interests, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party’s counsel) to defend or prosecute such Third Party Claim at its own expense through counsel of its own choosing if the Indemnifying Party gives notice thereof to the Indemnified Party within thirty (30) days after receipt of the Third Party Claim Notice or such shorter time period as required so that the interests of the Indemnified Party would not be materially prejudiced as a result of the failure to have received such notice (the “Election Period”). Notwithstanding the preceding sentence, the Indemnified Party is hereby authorized during the Election Period to file any motion, answer or other pleading that shall be necessary or appropriate to protect its rights or the rights of the Indemnifying Party. If (i) the Election Period expires or (ii) the Indemnifying Party notifies the Indemnified Party during the Election Period that the Indemnifying Party does not elect to defend or prosecute the Third Party Claim for which the Indemnified Party would be entitled to indemnification hereunder, then the Indemnified Party shall be entitled prosecute or defend the Third Party Claim and recover from the Indemnifying Party all of the reasonable costs and expenses (including reasonable attorney’s fees) associated therewith. Notwithstanding the assumption of the defense of any Third Party Claim by the Indemnified Party pursuant to this paragraph, the Indemnifying Party shall have the right to approve the terms of settlement of any Third Party Claim, which approval shall not be unreasonably delayed or withheld. So long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the Indemnifying Party’s consent, which consent shall not to be unreasonably delayed or withheld. If the Indemnifying Party is not contesting such claim in good faith, then the Indemnified Party may conduct and control, through counsel of their own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof, and the Indemnifying Party shall cooperate with them in connection therewith. The failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation they may have hereunder.

(c) Cooperation. The Parties agree reasonably to cooperate with one another and their respective counsel in contesting and defending any Third Party Claim in any manner the other Party may reasonably request (including furnishing evidence and testimony and granting reasonable access to the pertinent books, records and personnel (to the extent such personnel are available) in their possession or control) so as to not unreasonably expose the other to undue risk of loss or, if appropriate and related to the Third Party Claim in question, in making (i) any counterclaim against the Third Party, or (ii) any cross complaint against any Person.

(d) No Settlement. Notwithstanding anything in this Section 15.3 to the contrary, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), (i) settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to such Third Party Claim that does not include as an unconditional term thereof the delivery by the Third Party claimant or plaintiff to the Indemnified Party of a written release from all liability in respect to such Third Party Claim, (ii) settle or compromise any Third Party Claim in any manner that may materially and adversely affect the Indemnified Party, or (iii) settle or compromise any Third Party Claim in a manner that will require the Indemnified Party to pay any money, except as contemplated by Section 15.3(b).

15.4. Direct Claims. In the event that the Indemnified Party asserts an Indemnity Claim, including an Indemnity Claim hereunder, that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Direct Claim Notice”). A Direct Claim Notice shall specify, to the extent known by the Indemnified Party, the nature of and specific basis for any such Indemnity Claim or the nature of and specific basis of any suit, action, investigation or proceeding set forth therein, the amount or the good faith estimated amount thereof to the extent then practicable and the basis of the Indemnified Party’s request for indemnification under this Agreement. The failure to provide such notice will not affect any rights hereunder except to the extent the Indemnifying Parties are materially prejudiced thereby. If the Indemnifying Party does not notify the Indemnified Party within fifteen (15) days from its receipt of the Direct Claim Notice that it disputes such Indemnity Claim, the Indemnity Claims specified in the Direct Claim Notice will be deemed payable by the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such Indemnity Claim, the Parties shall negotiate in good faith for a thirty (30) day period after receipt of the Direct Claim Notice to resolve such Indemnity Claim. If no resolution is reached within such thirty (30) day period, the dispute regarding the Indemnity Claim shall be resolved by litigation in a court of competent jurisdiction.

15.5. Survival of Representations and Warranties and Time Limitation on Indemnification. All of the representations and warranties set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement for a period of eighteen (18) months following the Closing Date and, if a claims notice has been provided by such date, shall remain in full force and effect until final resolution thereof. Notwithstanding the foregoing and without limiting any other rights and remedies available to the Parties, the representations and warranties contained in Section 4.10 (Title to Assets and Properties), Section 4.9 (Environmental Matters) and Section 4.13 (Taxes) shall survive and remain in full force and effect until sixty (60) days after the expiration of the applicable statute of limitations (including any extension thereof) and, if a claims notice has been provided by such date, shall remain in full force and effect until final resolution thereof. The covenants and agreements of the Sellers, Holder and Buyer contained in this Agreement shall survive and remain in full force and effect for the applicable period specified therein, or if no such period is specified, indefinitely. The provisions of this Article XV shall survive for so long as any other Section of this Agreement shall survive. The indemnification obligations of Sellers and Holder under Sections 15.1(c), (e) and (f) and the indemnification obligations of Buyer under Sections 15.2(c), and (e) shall terminate on the date eighteen (18) months following the Closing Date, except with respect to Indemnity Claims made prior to such date.

15.6. Limitation on Indemnity.

(a) Indemnity Basket of Buyer, Sellers and Holder. Notwithstanding any other provision of this Agreement to the contrary, the Buyer, Sellers and Holder acknowledge and agree that, except for any Indemnity Environmental Claim, Indemnity No Solicitation Claim, Indemnity Non-Competition Claim or Indemnity Tax Claim, an Indemnifying Party shall not be liable to an Indemnified Party in respect of any Indemnity Claim made pursuant to Section 15.1(a), (b) or (c), or Section 15.2(a), (b) or (c) hereunder until the amount of Losses comprising the Indemnity Claim(s), individually or in the aggregate, exceeds $200,000.00 (the “Indemnity Basket”), whereupon, if such Indemnity Claims exceed the amount of the Indemnity Basket, an Indemnifying Party shall be liable and the Indemnified Party may recover, all such Losses to the extent they exceed the Indemnity Basket, subject to the Indemnity Cap (as defined in Section 15.6(b)). The Indemnity Basket shall not apply to Indemnity Claims by Buyer Indemnified Parties arising from fraud, willful or criminal misconduct of the Sellers Indemnified Parties (collectively, the “Sellers Indemnity Basket Exclusions”). The Sellers and the Holder shall be responsible for the full amount of all Claims arising from the Sellers Indemnity Basket Exclusions, and the amount of such Claims shall be included in the determination as to whether the Indemnity Basket is met for all other Indemnity Claims by Buyer Indemnified Parties. The Indemnity Basket shall not apply to Indemnity Claims by Sellers Indemnified Parties arising from fraud, willful or criminal misconduct by the Buyer Indemnified Parties (collectively, the “Buyer Indemnity Basket Exclusions”). Buyer shall be responsible for the full amount of all Claims arising from the matters addressed in the Buyer Indemnity Basket Exclusions, and the amount of such Losses shall be included in the determination as to whether the Indemnity Basket is met for all other Losses by Sellers Indemnified Parties.

(b) Indemnity Cap of Buyer, Sellers and Holder. Buyer, the Sellers and Holder acknowledge and agree that, except for any Indemnity Environmental Claim, Indemnity No Solicitation Claim, Indemnity Non-Competition Claim or Indemnity Tax Claim, in no event shall an Indemnifying Party ever be required to indemnify an Indemnified Party for Indemnity Claims made pursuant to Section 15.1(a), (b) or (c), or Section 15.2(a), (b) or (c) of this Agreement to the extent that the amount of such Indemnity Claim results in the aggregate Indemnity Claims by: (i) the Buyer Indemnified Parties against the Sellers and Holder exceeding $25,000,000; and (ii) the Sellers Indemnified Parties against Buyer exceeding $25,000,000 (each, an “Indemnity Cap”). The respective Indemnity Caps shall not apply to Losses arising from or relating to the Sellers Indemnity Basket Exclusions and the Buyer Indemnity Basket Exclusions, and Losses arising from or relating to the Sellers Indemnity Basket Exclusions and the Buyer Indemnity Basket Exclusions shall not be used to determine whether the applicable Indemnity Cap has been met. Whenever an Indemnifying Party is required to indemnify and hold harmless an Indemnified Party from and against, or to reimburse an Indemnified Party for a Loss, such Indemnifying Party will, subject to the provisions of this Article XV, pay the Indemnified Party the amount of such Loss reduced by the net proceeds of any insurance policy received by the Indemnified Party with respect to such Loss.

15.7. Payment. Subject to Section 15.10, upon the determination of the liability for a claimed Loss under this Article XV, the appropriate Party shall pay to the other, as the case may be, within five (5) days after such determination, the amount of such claimed Loss.

15.8. Other Limitations. Anything to the contrary in this Article XV notwithstanding, no Party may assert or recover consequential damages, special damages, incidental damages, indirect damages, punitive damages, lost profits or similar items, whether asserted as an Indemnity Claim or otherwise.

15.9. Effect of Taxes. The amount of any Loss for which indemnification is provided under this Article XV shall be (a) increased to take account of any net Tax cost actually incurred by the Indemnified Party arising from the receipt or accrual of indemnity payments hereunder (grossed up for such increase) and (b) reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the incurrence of the Loss that gave rise to such Indemnity Claim.

15.10. Exclusive Remedy. The Parties acknowledge that their sole and exclusive remedy after the Closing for any breach of any representation, warranty or covenant contained in this Agreement shall be the indemnification provisions set forth in this Article XV. In addition, each Party acknowledges that all of its obligations in this Agreement to indemnify any other Party are subject to and shall be in accordance with this Article XV. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have no right to indemnification under Section 15.1 with respect to any Loss or alleged Loss if Buyer shall have received a commensurate reduction in the Purchase Price based on either the Preliminary Closing Date Statement or the Final Closing Date Statement; provided that such commensurate reduction relates to the facts and matters that are the subject of such Loss or alleged Loss.

15.11. Tax Treatment of Indemnification. For all Tax purposes, the Parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Purchase Price, except as otherwise required by applicable Laws.

15.12. Relation of Indemnity to Escrow Payment. The amount of the Escrow Payment shall be reduced by any unpaid amount that is owed under this Article XV by the Sellers or Holder to any Buyer Indemnified Party at the time the Escrow Payment is due. Any such reduction in the Escrow Payment shall have the same effect as a direct payment by Sellers or Holder of such amount owing under this Article XV to Buyer. The rights of any Buyer Indemnified Party under the preceding sentence are in addition to any other rights and remedies that such Buyer Indemnified Party may have under this Agreement.

15.13. Relation to Escrow. Each of the Sellers and Holder further acknowledges and agrees that its obligations to Buyer under this Agreement, including its indemnification obligations under this Article XV, are not, in any way, limited to funds set aside pursuant to the Indemnification Escrow Agreement. To the extent that the amount set aside pursuant to the Indemnification Escrow Agreement is not sufficient to satisfy the Sellers’ and Holder’s obligations under this Article XV, the Sellers and Holder shall remain fully liable for such obligations.

ARTICLE XVI.

EMPLOYEE MATTERS

16.1. Employment.

(a) Effective immediately after the Closing, Buyer shall (or, if applicable, shall cause Buyer Designee to) offer employment to each Person employed by the Business on the Closing Date, including those Persons on approved leaves of absence, who will be offered employment upon their return from leave (an “Active Employee”). Such offers of employment shall be for the base compensation and have benefit levels comparable in the aggregate to the benefits enjoyed by Active Employees immediately prior to the Closing. Except as provided in this Article XVI with respect to specific types of benefits, Buyer shall, and shall cause its Affiliates to, give full credit for each Active Employee’s period of service with any of the Sellers or their Affiliates prior to the Closing for all purposes (except benefit accrual in a defined benefit pension plan) under any employee benefit plans, programs or arrangements sponsored by Buyer or its Affiliates after the Closing in which any of the Active Employees are eligible to participate.

(b) Effective as of Closing Date, the Sellers shall terminate the employment of each Active Employee and each Active Employee who is an active participant in any Business Benefit Plans shall cease to be an active participant. All of the Active

Employees shall become immediately eligible to participate in each of Buyer’s employee benefit plans in accordance with the applicable provisions of this Agreement and the eligibility and other terms and conditions of each such plan. The Sellers agree that they are responsible for terminating the active participation of such employees in the Business Benefit Plans pursuant to applicable Laws and shall seek any necessary approvals with respect to the termination of any such active participation.

(c) Buyer’s welfare and fringe benefit plans, programs, policies or arrangements (“Buyer’s Welfare Plans”) made available to Active Employees shall treat service by Active Employees with the Sellers in the same manner as service with Buyer for purposes of eligibility to participate in such plans, programs, policies or arrangements, and Buyer shall cause any limitations thereunder on participation or coverage of pre-existing conditions to be waived with respect to Active Employees and their eligible dependents and beneficiaries. Buyer’s Welfare Plans shall give full credit for deductible and co-payment amounts incurred under Business Benefit Plans for the calendar year in which the Closing occurs when determining deductibles and co-payments under Buyer’s Welfare Plans with respect to Active Employees.

(d) WARN Act Compliance. For a period of sixty (60) days after the Closing Date, Buyer shall not effect any termination or layoff that results in an employment loss at any single site of employment during any 30-day period of more than 33% or fifty (50) of the Active Employees working full-time and Buyer shall not effect a plant closing that results in an employment loss during any 30-day period of fifty (50) or more of the Active Employees working full-time. For purposes of this Section 16.1(d), the number of employees shall be based on the number of Active Employees at the Closing Date. For sixty (60) days after Closing, Buyer shall not take any action which would trigger an obligation to provide advance notice of termination pursuant to the Worker Adjustment and Retraining Notification Act or any other applicable advance notice or notification Law.

16.2. Savings Plan. The Sellers agrees to permit each Active Employee to effect a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of his or her account balances under the Seller’s savings plan if such rollover is elected in accordance with applicable Law by such Active Employee. Without limiting the generality of the foregoing, and provided that the Sellers are reasonably satisfied consistent with the regulations under Section 401(a)(31) of the Code that Buyer’s savings plan meets the requirements for qualification under Section 401(a) of the Code, the Sellers may provide that one or more Active Employees may elect to effect, and, provided that Buyer is reasonably satisfied consistent with the regulations under Section 401(a)(31) of the Code that the Sellers’ savings plan meets the requirements for qualification under Section 401(a) of the Code, Buyer agrees to cause Buyer’s savings plan to accept, a “direct rollover” to Buyer’s saving plan of such Active Employee’s account balances under the Sellers’ savings plan if such rollover is elected in accordance with applicable Law by such Active Employee, provided that the Active Employees will be required to settle any and all outstanding loan balances in the Sellers’ savings plan in accordance with its terms prior to such transfer.

16.3. Maintenance of Books and Records. Each of Buyer, the Sellers and Holder shall preserve until the seventh (7th) anniversary of the Closing Date all records, including electronic data records, possessed or to be possessed by such Party relating to any of the assets, liabilities or business of the Business prior to the Closing Date. After the Closing Date, where there is a legitimate purpose (which shall be deemed to include tax filings of either Party), such Party shall provide the other Party with access, upon prior reasonably written request specifying the need therefor, during regular business hours, to (a) the management employees of the Business or Buyer, as applicable, (b) the books of account and records of such Party related to the Business, and (c) the payroll and personnel records of the Business, but, in each case, only to the extent relating to the assets, liabilities or business of the Business prior to the Closing Date, and the other Parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such Party; and provided further, that, as to so much of such information as constitutes trade secrets or confidential business information of such Party, the requesting Party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by Law, (ii) with the prior written Consent of such Party, which Consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such Party, through sources other than the requesting Party, its Affiliates or its officers, directors or representatives. After the above referenced seven year anniversary, such records may nevertheless be destroyed by a Party if such Party sends to the other Parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another Party objects to the destruction in which case the Party seeking to destroy the records shall deliver such records to the objecting Party.

ARTICLE XVII.

MISCELLANEOUS

17.1. Brokers’ and Finders’ Fees. Each Party shall be responsible for the payment of any fees to brokers or finders engaged by such Party in connection herewith.

17.2. Expenses. Except as otherwise provided in this Agreement (including Section 3.6 hereof), each Party shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated by this Agreement. Buyer shall pay the fees and expenses associated with any title or leasehold insurance (including, any survey) for the Leased Real Estate, and any fees and expenses associated with any environmental surveys.

17.3. Entire Agreement. The Transaction Documents contain the entire agreement between the Parties, and all of the Sellers’, Holder’s and Buyer’s representations and warranties, with respect to the transactions contemplated by this Agreement and supersede all other prior agreements, understandings and letters related hereto, whether written or oral, except for the terms and conditions of the Confidentiality Agreement which will continue in full force and effect.

17.4. Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any Party without the prior written consent of the other Party; provided, that Buyer may assign all or part of its rights or obligations hereunder to one or more direct or indirect subsidiaries of Buyer; provided further, that in the event of any such assignment, Buyer shall remain liable in full for the performance of its obligations hereunder. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Parties.

17.5. Extension; Waiver. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by written notice to the other Parties. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of compliance with any representations, warranties, conditions or covenants contained in this Agreement or of any subsequent breach.

17.6. Notices. Any notice, request, demand, waiver, Consent or other communication that is required or permitted under this Agreement or any other Transaction Document shall be in writing and shall be deemed given when delivered personally (including reputable overnight courier) or sent by telecopy (with an appropriate acknowledgment of receipt) or five (5) days after sending by registered or certified mail, postage prepaid, return receipt requested, as follows:

If to Buyer, to:

Omnicare, Inc.

1600 RiverCenter II

100 East RiverCenter Boulevard

Covington, Kentucky 41011

Telecopy: 859-392-3333

Attention: Tracy Finn

With a simultaneous copy to:

Dewey Ballantine LLP

1301 Avenue of the Americas

New York, New York 10019

Telecopy: 212-259-6333

Attention: Morton A. Pierce

                 Michael J. Aiello

If to any of the Sellers or Holder, to:

Louisville Public

Warehouse Company

10350 Ormsby Park Place, Suite 500

Louisville, Kentucky 40223

Attn: James S. Karp, Chairman &

Chief Executive Officer

Fax: 502.454.9027

With a simultaneous copy to:

Frost Brown Todd LLC

400 West Market Street

32nd Floor

Louisville, Kentucky 40202-3363

Attn: C. Edward Glasscock

Fax: 502.581.1087

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein, which notice will be effective only upon receipt.

17.7. Amendment. This Agreement may be amended or supplemented by the Parties. The Parties shall make such technical changes to this Agreement, not inconsistent with the purposes hereof, as may be required to effect or facilitate any Governmental Approval or acceptance of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

17.8. Governing Law. This Agreement shall be construed in accordance with the Laws of the Commonwealth of Kentucky without regard to any applicable conflicts of law.

17.9. Binding Effect; No Third Parties. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties and their respective successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

17.10. Invalidity. In the event that any one or more of the provisions contained in this Agreement or the other Transaction Documents shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Law, (a) such provision will be fully severable, (b) this Agreement or the other Transaction Documents will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof or thereof, (c) the remaining provisions of this Agreement or the other Transaction Documents will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement or the other Transaction Documents and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement or the other Transaction Documents a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

17.11. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. The Agreement may be executed and delivered by facsimile transmissions, and a facsimile signature of any Party shall be effective as an original signature.

17.12. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the Parties and no presumptions or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement or the other Transaction Documents.

17.13. Payments Received. Buyer and the Sellers each agree that after the Closing they will hold and will Promptly transfer and deliver (or cause to be transferred and delivered) to the other, from time to time as and when received by them (or their respective Affiliates), any cash, checks with appropriate endorsements (using their reasonable commercial efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other Party, including any insurance proceeds, and will account to the other for all such receipts. From and after the Closing, Buyer shall have the right and authority to endorse without recourse the name of the Sellers on any check or any other evidence of indebtedness received by Buyer on account of the Business and the Acquired Assets transferred to Buyer (or, if applicable, Buyer Designee) hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have duly executed this Asset Purchase Agreement as of the date first written.

Sellers:	RXCROSSROADS, L.L.C.

	By	/s/ JAMES S. KARP
		Name:	James S Karp
		Title:	Chief Executive Officer

RXINNOVATIONS, LLC

	By	/s/ JAMES S. KARP
		Name:	James S Karp
		Title:	Chief Executive Officer

MAKING DISTRIBUTION INTELLIGENT, L.L.C.

	By	/s/ JAMES S. KARP
		Name:	James S Karp
		Title:	Chief Executive Officer

Holder:	LOUISVILLE PUBLIC WAREHOUSE COMPANY

	By	/s/ JAMES S. KARP
		Name:	James S Karp
		Title:	Chief Executive Officer

Buyer:	OMNICARE, INC.

	By	/s/ TRACY FINN
		Name:	Tracy Finn
		Title:	Vice President